UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.
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2026 PROXY STATEMENT
for Annual Meeting of Stockholders

April 2, 2026
Dear Stockholders:
2025 was a defining year for Hilton as we continued to execute on the strategy that has driven our sustained growth and industry-leading performance. Guided by our founding purpose to fill the earth with the light and warmth of hospitality, Team Members, owners, and partners around the world delivered the reliable and friendly stays that set Hilton apart and fuel the growth of our global network.
Our growth trajectory accelerated in 2025 as we achieved our best year of organic openings, adding nearly 100,000 new rooms to our global portfolio and reaching our 9,000th hotel. We expanded into four untapped markets, including Tanzania, Rwanda, Pakistan, and the U.S. Virgin Islands, and celebrated 44 brand-country debuts.
Our development pipeline grew to the highest level in our history, reinforcing the strong demand from owners who continue to choose Hilton for the superior returns our brands and commercial engine deliver. Today, we have more rooms under construction than any other hotel company, with approximately one in every five hotel rooms under construction slated to join the Hilton portfolio.
We continued to innovate by expanding our brand portfolio with the launch of Outset Collection by Hilton, designed to offer guests unforgettable boutique and independent hotel experiences. We also recently introduced Apartment Collection by Hilton, entering the fast-growing apartment-style accommodation market. These brands, along with others planned for launch in the coming year, will play an important role in driving conversion momentum and long-term growth.
2025 also marked an important milestone in our luxury and lifestyle portfolio, celebrating the opening of our 1,000th hotel in the category. Notably, we reopened Waldorf Astoria New York, restoring one of the world's most iconic hotels. Across our luxury and lifestyle brands, we continued to build strong momentum with new openings and agreements to expand into iconic destinations around the world.
We strengthened our Hilton Honors program by making loyalty both more accessible and more rewarding, introducing a faster path to elite status and a new premium tier. We also launched Hilton Honors Adventures, an extension of our loyalty program that invites travelers to immerse themselves in bucket-list-worthy experiences beyond the hotel stay. With our program now approaching a quarter billion members, Hilton Honors continues to deepen guest engagement and drive long-term value across our network.
Underpinning our performance is a purpose-driven culture that continues to set us apart. In 2025, Hilton was again named the #1 World's Best Workplace by Fortune and Great Place to Work (the first and only hospitality company to top both the global and U.S. lists twice). We believe that when we invest in our people, they deliver extraordinary experiences for our guests, stronger returns for our owners, and lasting value for our shareholders.
As we look ahead, we are well positioned for continued growth, with a strong global network, an award-winning and innovative brand portfolio, record owner demand, and a powerful commercial engine. Most importantly, we remain committed to building a company that creates opportunity for all: our guests, our Team Members, our owners, and the communities we serve.
You can find more information in our proxy statement and annual report. We also invite you to attend our Annual Meeting of Stockholders on May 14, 2026 at 9:00 a.m. EDT. Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.
On behalf of our Board of Directors and our entire Hilton family, thank you for your continued investment and trust.
Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

HILTON WORLDWIDE HOLDINGS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., Eastern time, on May 14, 2026

PLACE	Conrad Washington, DC, 950 New York Ave NW, Washington, DC 20001

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the proxy statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.
	3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.
	4.	To approve, in a non-binding advisory vote, whether a non-binding, advisory vote to approve the compensation paid to our named executive officers should occur every one, two, or three years.
	5.	To approve the Hilton Amended and Restated 2017 Omnibus Incentive Plan.
	6.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 20, 2026.

VOTING BY PROXY
To ensure your shares are voted, you may vote your shares over the Internet, by telephone, or by requesting a proxy card to complete, sign, and return by mail. Internet and telephone voting procedures are described on the following page, in the "Questions and Answers" section beginning on page 56 of the proxy statement and on the proxy card.

By Order of the Board of Directors,

Caroline D. Krass
Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 2, 2026.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2026: This proxy statement and our annual report are available free of charge at www.proxyvote.com, a site that does not have "cookies" that identify visitors to the site.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING INFORMATION
If at the close of business on March 20, 2026 you were a stockholder of record, you may vote your shares by proxy in advance of the 2026 Annual Meeting of Stockholders (the "Annual Meeting") through the Internet, by telephone, or by mail. Alternatively, you may vote in person at the Annual Meeting. For shares held through a broker, bank, or other nominee, you may vote by submitting voting instructions to your broker, bank, or other nominee. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described in the "Questions and Answers" section beginning on page 56 of the proxy statement.
If you are a stockholder and are voting by proxy by Internet or by telephone prior to the Annual Meeting, your vote must be received by 11:59 p.m., Eastern time, on May 13, 2026 to be counted.
To vote by proxy prior to the Annual Meeting:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.
BY MAIL
•If you did not receive a printed copy of the proxy materials, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.
•When you receive the proxy card, mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

DEFINITIONS AND TERMS
As used in this proxy statement, unless otherwise indicated, references to:
•"Hilton," the "Company," "we," "us," and "our" refer to Hilton Worldwide Holdings Inc.
•"B" means billions, "M" means millions, and "k" means thousands
•"RevPAR"(1), or "revenue per available room," means hotel room revenue divided by room nights available to guests for a given period and is presented on a comparable and currency neutral basis as of December 31, 2025
•For "Adjusted EBITDA,"(1) Adjusted EBITDA margin, and "Adjusted Diluted EPS" refer to Annex A for additional information, including the applicable definitions, and reconciliations to financial measures derived in accordance with U.S. generally accepted accounting principles (“GAAP”)
•"TSR" means total shareholder return
•"Team Members" refer to individuals we employ at our corporate offices and our leased and managed hotels; it does not include individuals who work on-property at franchise hotels, which are independently operated

(1)Refer to "Part II—Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business and Financial Metrics Used by Management" of our Annual Report on our Form 10-K for the fiscal year ended December 31, 2025 for additional information.

HILTON WORLDWIDE HOLDINGS INC.
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
Telephone: (703) 883-1000
PROXY STATEMENT
Annual Meeting of Stockholders: May 14, 2026
PROXY SUMMARY

2025 COMPANY PERFORMANCE
KEY STRATEGIC PRIORITIES
Hilton is a business of people serving people. Our strategic priorities are grounded in our values and mission: to fill the earth with the light and warmth of hospitality. Our strong performance in 2025 highlights the progress we've made on our strategic priorities.

Lead with our culture	Win with our customers	Enhance our network effect	Maximize our performance

2nd time awarded top honor by Great Place to Work
Top ranked hospitality company for the 9th consecutive year
Received Great Place to Work recognitions in 67 countries, including #1 rankings in 18 markets
Ranked as #1 Best Workplace for Women in the U.S. for the 7th consecutive year

243M Members
representing
~67%
of total occupancy
Launched Hilton Honors program upgrades, including a faster path to Hilton Honors elite status and a new premium tier
Introduced Hilton Honors Adventures in collaboration with Explora Journeys
		Achieved 6.7% Net unit growth with 9,100+ properties across 143 countries and territories Opened the 1,000th hotel in Hilton's luxury and lifestyle portfolio Launched	Achieved +0.4% RevPAR growth, $1,461M Net income, $3,725M Adjusted EBITDA, $6.12 Diluted EPS, and $8.11 Adjusted Diluted EPS

FINANCIAL PERFORMANCE
Over the past 5 years, Hilton has outperformed peers and delivered $41B of value creation to stockholders through stock price appreciation.

Stock Price Growth(1)	1- / 3- / 5-Year TSR(1)

5-year TSR more than 2.1x industry peers
17%
14%
14%
129%
150%
109%
161%
127%
74%
1 - Year
3 - Year
5 - Year

Hilton	Standard and Poor's (S&P) 500 Hotels, Resorts & Cruise Lines Index	Average Executive Compensation Peer Group

(1)1-year TSR measured from December 31, 2024 to December 31, 2025; 3-year TSR measured from December 30, 2022 to December 31, 2025; 5-year TSR and stock price growth measured from December 31, 2020 to December 31, 2025; TSR assumes reinvestment of dividends. Our stock price was $111.26 at the beginning of the 5-year period and $287.25 at the end of the period. Our peers are listed under "Executive Compensation Peer Group" on page 25.

Hilton	PROXY STATEMENT	1

PROXY SUMMARY

EXECUTIVE COMPENSATION
For 2025, the Compensation Committee maintained our historical compensation program, given the results of our 2024 Say-on-Pay vote and broad support by more than 90% of stockholders. We value the perspective of our stockholders and during the off-season reached out to stockholders representing 63% of our outstanding common stock.
The 2025 Compensation Program for our Named Executive Officers ("NEOs") consisted of base salary, annual cash incentives, and long-term incentives ("LTI"). A significant portion of NEO compensation is performance-based and at-risk, as illustrated below. The majority of target compensation is delivered in the form of equity that vests over multiple years, including 50% of our LTI comprising performance share units ("PSUs") that vest at the end of a three-year period based on defined growth targets, 25% restricted stock units ("RSUs"), and 25% stock options.

2025 CEO Target Compensation	2025 Other NEO Target Compensation (Average)

GOVERNANCE
Our commitment to strong governance practices continued in 2025 as illustrated by the following:
•Commitment to a skilled director candidate pool consisting of candidates with diverse skills, experiences, and backgrounds
•Board-level oversight of cybersecurity, sustainability & community impact, and corporate governance matters
•Annual election of directors
•Lead independent director
•Single class of voting stock
•No supermajority voting provisions
•Majority voting standard for directors in uncontested elections
•Proxy access by-law
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year

Board Composition

2	PROXY STATEMENT	Hilton

PROXY SUMMARY

VOTING ROADMAP
Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR
Our Board of Directors believes that all of the director nominees listed in this proxy statement have the requisite qualifications to provide effective oversight of the Company’s business and management.
Pg. 4

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR
Our Audit Committee and Board of Directors believe that the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for 2026 is in the best interest of the Company and its stockholders.
Pg. 18

Proposal No. 3: Advisory Vote on Executive Compensation	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2025 compensation paid to our named executive officers, which is described in the section of this proxy statement entitled "Executive Compensation."
Pg. 20

Proposal No. 4: Advisory Vote on Frequency of Stockholder Vote on Executive Compensation	1 Year
We are seeking a non-binding, advisory vote to determine whether a non-binding, advisory vote to approve the compensation paid to our named executive officers should occur every one, two, or three years.	Pg. 21

Proposal No. 5: Approval of the Hilton Amended and Restated 2017 Omnibus Incentive Plan	FOR
Our Compensation Committee and Board of Directors believe that the approval of the Hilton Amended and Restated 2017 Omnibus Incentive Plan is in the best interest of the Company and its stockholders.	Pg. 47

Hilton	PROXY STATEMENT	3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2027 Annual Meeting of Stockholders or until their successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Charlene T. Begley; Chris Carr; Melanie L. Healey; Raymond E. Mabus, Jr.; Marissa A. Mayer; Elizabeth A. Smith, and Douglas M. Steenland. Action will be taken at the Annual Meeting for the election of these nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this proxy statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting, such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2026
The following information describes the offices held, other business directorships, and the term of each director nominee as of March 20, 2026. Beneficial ownership of equity securities of the director nominees is shown under "Ownership of Securities" on page 55.

Christopher J. Nassetta

Christopher J. Nassetta, 63, joined Hilton as President and Chief Executive Officer in December 2007 and has served as a director of Hilton since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia. He is a former member of the board of directors of CoStar Group, Inc. He is former Chair of the U.S. Travel Association, a member and a past Chairman of The Real Estate Roundtable, former Chairman and Executive Committee member of the World Travel & Tourism Council, an at-large director of the Business Roundtable, a member of the Economic Club of Washington, a member of the Federal City Council, and serves on the Community Council of the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.
Qualifications, Attributes, Skills, and Experience: extensive experience as an executive in the hospitality industry, extensive financial background, and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan ("Jon") D. Gray, 56, is Chairman of our Board and has served in this role since 2007. Mr. Gray is President and Chief Operating Officer of Blackstone Inc. (“Blackstone”) and has served as a member of the board of directors of Blackstone since February 2012. He previously led Blackstone's Real Estate business until February 2018. He joined Blackstone in 1992 in the M&A and Private Equity areas. Mr. Gray and his wife, Mindy, established the Basser Center for BRCA at the University of Pennsylvania School of Medicine in 2012 focused on the prevention and treatment of BRCA-related cancers. They have also established numerous programs for low-income children in New York. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania. He also serves on the board of XRG.
Qualifications, Attributes, Skills, and Experience: substantial experience with real estate investing and extensive financial background, including in-depth knowledge of the real estate and hospitality industries.

4	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Charlene T. Begley

Charlene T. Begley, 59, has served as a director of Hilton since 2017. Ms. Begley served in various capacities at General Electric Company from 1988 through 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2012. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley currently serves as a director and member of the audit and risk committee and chair of the nominating & governance committee of Nasdaq, Inc. and a director and chair of the audit committee of SentinelOne, Inc. Ms. Begley also previously served as a director and member of the audit and nominating committees of Red Hat, Inc. and WPP plc.
Qualifications, Attributes, Skills, and Experience: extensive business and management expertise, including leading divisions of a global enterprise, significant experience in technology, finance, and information security, and service as a director of several public companies.

Chris Carr

Chris Carr, 62, has served as a director of Hilton since 2020. Mr. Carr previously served as the Chief Operating Officer of Sweetgreen, Inc. from 2020 to 2023. Prior to Sweetgreen, he held a variety of retail and supply chain senior executive roles at Starbucks, most recently as the Executive Vice President ("EVP"), Chief Procurement Officer. Mr. Carr also served as Starbucks’ EVP, Americas Licensed Stores and led Starbucks' U.S. retail business as the EVP, U.S. Retail Stores, where he was responsible for the omni-channel customer experience at approximately 13,000 U.S. company-operated and licensed retail stores. Prior to Starbucks, Mr. Carr spent 18 years in multiple executive leadership roles with ExxonMobil, developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses. Mr. Carr holds a B.S. in Business Administration from the University of San Diego, and an M.B.A. from the New York Institute of Technology. He currently serves on the boards of Equity Residential, Valvoline Inc., and Recreational Equipment Inc. He also serves as a Board Trustee for Howard University and the University of San Diego.
Qualifications, Attributes, Skills, and Experience: extensive business and management expertise, including leadership roles in a global enterprise, and significant experience in supply chain, strategy, brands, consumer marketing, and international operations.

Melanie L. Healey

Melanie L. Healey, 64, has served as a director of Hilton since 2017. Ms. Healey served as Group President of The Procter & Gamble Company ("Procter & Gamble") from 2007 to 2015. During her tenure at Procter & Gamble, one of the leading providers of branded consumer packaged goods, Ms. Healey held several leadership roles, including Group President and advisor to the Chairman and CEO, Group President, North America, and Group President, Global Health, Feminine, and Adult Care Sector. Ms. Healey has more than 30 years of strategic, branding, and operating experience from leading consumer goods companies including Procter & Gamble, Johnson & Johnson, and S.C. Johnson & Sons. Ms. Healey serves as a director of PPG Industries, Inc. and Kenvue Inc. She previously served as a director of Target Corporation and Verizon Communications Inc.
Qualifications, Attributes, Skills, and Experience: extensive business and management experience, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing, and international operations, and service as a director of several public companies.

Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr., 77, has served as a director of Hilton since 2017. Mr. Mabus brings significant public sector experience to the Hilton board, having served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992 and Auditor of the State of Mississippi from 1984 to 1988. He is currently CEO of Mabus Group, a consulting company, and vice-chair of InStride, a public benefit company. Mr. Mabus currently serves as chair of Virgin Galactic Holdings, a public company, on the Board of XGS Energy, on the non-profit boards of World Central Kitchen and the Environmental Defense Fund, and on the Advisory Board for the National Medal of Honor Museum. He previously served as a director of Dana Incorporated, as chair of Kadem Sustainable Impact Corp., and as Chairman and Chief Executive Officer of Foamex International. He holds a Bachelor's Degree, summa cum laude, from the University of Mississippi, a Master's Degree from Johns Hopkins University, and a Law Degree, magna cum laude, from Harvard Law School.
Qualifications, Attributes, Skills, and Experience: extensive international experience, including as U.S. ambassador to the Kingdom of Saudi Arabia, public policy and government relations experience, including as U.S. Secretary of the Navy and Governor of the State of Mississippi, and public company executive and board experience.

Hilton	PROXY STATEMENT	5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Marissa A. Mayer

Marissa A. Mayer, 50, joined the Hilton board in May 2025. She is the CEO and Founder of Dazzle AI, a Palo Alto-based technology company focused in the consumer artificial intelligence space. Her leadership at Dazzle follows a seven-year tenure as CEO of Sunshine Products, which was acquired by Dazzle AI in 2025. A seasoned veteran of the technology industry, Ms. Mayer previously served as CEO, President, and Director of Yahoo!, Inc. (2012–2017). Prior to her time at Yahoo!, she was one of Google’s earliest employees and its first female engineer. During her 13-year tenure at Google, she rose to Vice President of Search and User Experience, leading the search business for over a decade and overseeing the development of flagship products including Google Maps, Google News, and Gmail. She has served on the board of Walmart Inc. since 2012. At Walmart, she has served on the Compensation and Management Development Committee, the Strategic Planning and Finance Committee, and the Technology and E-Commerce Committee. She has served on the boards of AT&T Inc. since 2024 and Starbucks Corporation since 2025. She serves on AT&T's Audit Committee and the Corporate Development and Finance Committee as well as Starbucks' Nomination and Governance Committee. She also serves on the board of the San Francisco Ballet and previously served on the board of Nextdoor Holdings, Inc. Ms. Mayer holds a bachelor’s degree in Symbolic Systems with a concentration in artificial intelligence and a master’s degree in Computer Science with a specialization in artificial intelligence, both from Stanford University.
Qualifications, Attributes, Skills, and Experience: experience in technology and consumer internet through her tenure at Google and as CEO of Yahoo!, as well as senior leadership and human capital management.

Elizabeth A. Smith

Elizabeth A. Smith, 62, has served as a director of Hilton since 2013. Ms. Smith is Chair of Revlon. She was a member of the board of directors of Bloomin’ Brands, Inc. from November 2009 to April 2023 and previously served as its Executive Chairman of the Board from April 2019 to February 2020, its Chairman of the Board from January 2012 to April 2019, and its Chief Executive Officer from November 2009 to April 2019. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure, and systems, including Global Brand Marketing, Global Sales, Global Supply Chain, and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. Ms. Smith currently serves on the board of directors of Brown-Forman Corporation. Ms. Smith previously served as chair of the Atlanta Federal Reserve Board, as a member of the board of directors and audit committee of Staples, Inc., as a member of the board of directors of The Gap, Inc., and as a member of the board of directors of the U.S. Fund for UNICEF. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.
Qualifications, Attributes, Skills, and Experience: experience in strategy, brands, marketing, and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

Douglas M. Steenland

Douglas M. Steenland, 74, has served as a director of Hilton since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer, and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is a member of the board of directors of American Airlines Group Inc. Mr. Steenland previously served as a director of American International Group, the London Stock Exchange, Performance Food Group Company, Travelport Worldwide Limited, Digital River, Inc., and Chrysler Group LLC. Mr. Steenland received a B.A. from Calvin College and is a graduate of The George Washington University Law School.
Qualifications, Attributes, Skills, and Experience: experience in managing large, complex, international institutions generally, experience as a member of global public company boards, and an executive in the travel and hospitality industries in particular.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

6	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
BOARD SKILLS MATRIX
The Nominating and Corporate Governance Committee ("Governance Committee") and the full Board believe that the Board members should possess a complementary mix of diverse skills, attributes, and experiences to serve the Company and its stockholders. The matrix below highlights the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business and strategy. The absence of a mark for a particular skill does not mean that director does not possess that particular skill or qualification or is unable to contribute to the decision-making process in that area.

Experience / Qualification / Skill	Begley	Carr	Gray	Healey	Mabus	Mayer	Nassetta	Smith	Steenland
Hospitality / Travel Industry experience represents our core business
Accounting / CFO / Auditing experience enables understanding of our financial reporting and internal controls
Risk / Crisis Management experience reflects the ability to respond to the inevitable challenges that come with operating a dynamic global business
Capital Markets / Financing experience is important to maintaining a healthy balance sheet no matter the economic environment
Brands / Marketing experience supports the growth of our business around the world
International experience supports our scope and plans for future development as well as the challenges of operating a global enterprise
Technology / Cybersecurity experience supports our innovation as we strive to serve our guests in new and convenient ways
Senior Executive Leadership experience running large organizations provides practical expertise and understanding of corporate strategy, financial oversight, risk management, and talent management
Sustainability & Community Impact insight will be critical to the future success of Hilton as we seek to do well by doing good
Government / Public Policy experience provides important perspective as Hilton navigates a challenging political and increasingly regulated global environment
Public Company Board experience provides an understanding of corporate governance, stockholder relations, and board oversight of management
Legal experience provides appropriate perspective on evaluating risk, regulations, and obligations
Years on Hilton Board	9	6	18	8	8	1	18	12	16

Hilton	PROXY STATEMENT	7

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE
Hilton strives to create long-term value for all our stakeholders and strengthen the resilience of our business while also advancing our positive impact and delivering meaningful guest experiences through our Travel with Purpose strategy. As one of the world's largest hospitality companies, Hilton recognizes its responsibility to create positive environmental and community impacts across our operations and supply chain to ensure our properties and surrounding communities remain vibrant and resilient for generations of travelers to come. We have established and maintain a governance structure that supports our strategy by overseeing the management of the business in a manner consistent with the best interests of Hilton and our stakeholders.

TRAVEL WITH PURPOSE
We continue to make progress towards our Travel with Purpose priorities, including: (i) building opportunities for all our people; (ii) creating sustainable stays at our hotels; and (iii) strengthening our communities where we live, work, and stay. All of this work is underpinned by our commitment to responsible business by operating with accountability, integrity, and transparency.
LightStay is our proprietary system for measuring and reporting our progress toward our Travel with Purpose goals. Our properties track energy, water, waste, and associated utility cost reduction projects under way, as well as community volunteerism and charitable donations. Robust reports inform our properties of their progress on a regular basis.
More details about our Travel with Purpose goals and our progress toward them are reported annually in our Travel with Purpose Report, available at travelwithpurpose.hilton.com.

Environmental Impact	Continued to strengthen return on investment through utility cost savings measures including HVAC controls, building automation system technologies, and turnkey LED lighting.
Through Meet with Purpose, we enable our customers, upon request, to quantify the estimated emissions of their events and provide guidance to plan more sustainable meetings.
Became the first hospitality company to sign the U.S. Food Waste Pact, a national voluntary agreement co-led by ReFED and World Wildlife Fund to reduce food waste across all operations.

Social Impact	Team Members continued to actively volunteer in their local communities, demonstrating their commitment to creating a positive impact, and reported approximately 1.5M volunteer hours.

Partnered with Protect All Children from Trafficking (PACT), an organization dedicated to reducing human trafficking and exploitation, to help prevent trafficking through training of hotel-based Team Members.

Supported our hotel teams and surrounding communities through disasters and crises, including the wildfires in Los Angeles, floods in Texas, and Hurricane Melissa in Jamaica.

Human Capital Management	Recognized as the #1 World's Best Workplace and received recognitions in 67 countries including #1 rankings in 18 markets by Fortune and Great Place to Work.

Our Go Hilton program generated $5M+ to support the Hilton Global Foundation and Team Member Assistance Fund, which financially supports Team Members and hotel teams impacted by disaster and extreme hardship.

Created 686k+ learning and career growth opportunities for Team Members and community members through a wide-range of initiatives including expansion of mentoring programs and an increase in career development grants.

BOARD MATTERS, DIRECTOR INDEPENDENCE, AND INDEPENDENCE DETERMINATIONS
Our Board oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Governance Committee. Our Board has a majority of independent directors, and all of our Board’s committees are fully independent.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. In addition to the Travel with Purpose highlights noted above, other features of our corporate governance include:
•Regular executive sessions of independent directors;
•Regular and robust Board and committee evaluations led by our lead independent director;

8	PROXY STATEMENT	Hilton

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE

•Active Board engagement in succession planning for executives and directors;
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and
•A range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” stock ownership guidelines for our executives and directors, a robust director education program, rotation of committee members, no supermajority voting provisions, a commitment to Board refreshment, and an extensive director nominee selection process to identify qualified candidates.
Under our Corporate Governance Guidelines and rules of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board affirmatively determines that they do not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.
Our Board affirmatively determined that each of Ms. Begley, Mr. Carr, Ms. Healey, Mr. Mabus, Ms. Mayer, Ms. McHale, Ms. Smith, and Mr. Steenland is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Smith, Ms. Begley, Mr. Mabus, and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

BOARD STRUCTURE
Our Board of Directors is led by Mr. Steenland, our lead independent director, and Mr. Gray, our Non-Executive Chair. The CEO position is separate from the Chair position. Although we believe that the separation of the Chair and CEO positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chair and CEO positions should be separate or combined to provide the appropriate leadership. Responsibilities of our lead independent director include:
•Serving as a liaison between the CEO and independent and non-employee directors;
•Advising as to the scope and production of Board materials;
•Managing our Board’s self-evaluation process;
•Providing input on meeting agendas;
•Chairing executive sessions of independent directors;
•Monitoring communications between stockholders and our Board; and
•Consulting on corporate governance matters.

BOARD COMMITTEES AND MEETINGS
The following table summarizes the current membership of each of the Board’s standing committees.

Position	Audit Committee	Compensation Committee	Governance Committee
Committee Chair	Elizabeth A. Smith(1)	Melanie L. Healey	Charlene T. Begley(1)
Committee Members	Charlene T. Begley	Marissa A. Mayer	Chris Carr
	Douglas M. Steenland	Douglas M. Steenland	Raymond E. Mabus, Jr.(1)
We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members, and the annual meeting of stockholders. During the year ended December 31, 2025, the Board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held four meetings, and the Governance Committee held four meetings. In 2025, each of our director nominees attended at least 80% of the meetings of the Board and committees on which they served as a member. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2025 Annual Meeting of Stockholders.
•100% of our committee chairs are independent
•100% of our committee chairs have public company executive experience
•100% of our committee chairs are women; 33% are ethnically diverse
(1)Until April 1, 2026, Ms. Begley was chair of the Audit Committee, Ms. Smith was chair of the Governance Committee, and Mr. Mabus was a member of the Audit Committee.

Hilton	PROXY STATEMENT	9

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE

COMMITTEE MEMBERSHIP
AUDIT COMMITTEE
All members of the Audit Committee have been determined to be “independent,” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Ms. Smith, Ms. Begley, and Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:
•Assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;
•Assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;
•Assessing the independent registered public accounting firm’s qualifications and independence;
•Engaging the independent registered public accounting firm;
•Overseeing the performance of our internal audit function and independent registered public accounting firm;
•Assisting with our compliance with legal and regulatory requirements in connection with the foregoing;
•Overseeing our exposure to risk, including, but not limited to, data privacy and security, business continuity, and operational risks;
•Reviewing related-party transactions; and
•Overseeing compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or other public filings, as applicable, in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.
COMPENSATION COMMITTEE
All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:
•Establishing, maintaining, and administering compensation and benefit policies designed to attract, motivate, and retain personnel with the requisite skills and abilities to contribute to our long-term success;
•Overseeing the goals, objectives, and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;
•Overseeing the goals, objectives, and compensation of our other executives and directors;
•Assisting with our compliance with the compensation rules, regulations, and guidelines promulgated by the NYSE, the SEC, and pursuant to other laws, as applicable, including overseeing any necessary updates to our clawback policy in accordance with SEC and NYSE rules; and
•Issuing a report on executive compensation for inclusion in our annual proxy statement and Annual Report on Form 10-K.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to Team Members other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant. All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2025 and determined that it did not.

10	PROXY STATEMENT	Hilton

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE

As requested by the Compensation Committee, in 2025, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, as well as analysis of benchmarking data and confirmation of our peer group composition.
GOVERNANCE COMMITTEE
All members of the Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include among others:
•Advising the Board concerning the appropriate composition and qualifications of the Board and its committees, and its leadership structure;
•Identifying individuals qualified to become Board members;
•Recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;
•Recommending to the Board the members of the Board to serve on the various committees;
•Developing and recommending to the Board a set of corporate governance guidelines and assisting the Board in complying with them;
•Reviewing and assessing the Company’s Travel with Purpose strategy, practices, and policies and making recommendations to the Board on those matters;
•Reviewing the Company's public policy objectives, advocacy strategy, and political activities; and
•Overseeing the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT
While our senior executives are responsible for day-to-day risk management, the Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of short-term and long-term risks relevant to the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board oversees and participates in an annual enterprise risk management review.
As stewards of the Company's long-term prospects, the Board also actively engages in succession planning for its members as well as for our most senior executives on an annual basis and more frequently as needed. The Board reviews applicable processes and timelines, pipelines, and development for various senior leadership positions.
While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, and Governance Committee. Each of the committees regularly reports to the Board.
The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing:
•Our accounting, reporting, and financial practices, including the integrity of our financial statements;
•The surveillance of administrative and financial controls;
•Our compliance with legal and regulatory requirements; and
•Our enterprise risk management program.
Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee assists the Board in monitoring cybersecurity risk by receiving reports at least four times per year and as needed updates from our Chief Information Officer and Chief Information Security Officer that cover, among other things, our information security framework, risk mitigation procedures, threat assessment, response readiness, cybersecurity, and training efforts. To protect our customers’ and Team Members’ personal data, Hilton Team Members are required to complete annual Cybersecurity and Privacy training courses. We engage with third parties to conduct periodic assessments on Hilton’s cybersecurity at both the corporate and property level, and to perform on-site breach simulation exercises. We also undergo audits to ensure our technology environment remains aligned with the ISO 27001 security control requirements. As a service provider and merchant under the Payment Card Industry’s Data Security Standards, we undergo an annual comprehensive third-party audit to process billions of dollars in credit card payments. Although the Company has experienced information security incidents and attacks, and may continue to do so in the future, the Company has not experienced any known material information security breaches over the last three years. The Audit Committee also receives updates on the Company's insurance coverage, including the Company's cybersecurity insurance coverage.
The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration, and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions.

Hilton	PROXY STATEMENT	11

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE

The Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, corporate governance, government affairs, and Travel with Purpose programs, including sustainability & community impact. In addition, our Board receives periodic detailed operating performance reviews from management, and the Board and its committees receive updates on specific topics or developments that affect the Company overall or a particular aspect of the Company's business. Our Chief Risk Officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis or more frequently as needed.

EXECUTIVE SESSIONS
Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. Our lead independent director presides at these sessions.

BOARD AND COMMITTEE EVALUATIONS
In accordance with our Corporate Governance Guidelines and NYSE rules, and as a matter of effective corporate governance, the Board and its committees conduct annual self-evaluations. The Governance Committee regularly evaluates the self-assessment process to keep current with best practices and refresh the process as necessary. In connection with our most recent self-evaluation, each of our directors completed a written questionnaire and had a one-on-one discussion with the lead independent director. The self-assessment process produces constructive feedback aimed at improving the performance and contribution of the Board, each committee, and each director.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Governance Committee and, to the extent deemed appropriate in light of emerging practices such as sustainability matters, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines, our Audit, Compensation, and Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at ir.hilton.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

CODE OF CONDUCT AND ETHICS AND COMPLIANCE
We maintain a Code of Conduct that is applicable to all of our directors, officers, and Team Members, including our Chair, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, human rights, use of our assets, and business conduct and fair dealing. The Code of Conduct establishes a set of global business principles, with our compliance organization, training, risk management, and monitoring activities tailored to address unique risks by geography, business line, function, and level. We also have a robust set of compliance policies that address risk areas such as corruption, trade sanctions, insider trading, confidential information, antitrust, and escalation of concerns. Our annual training calendar includes mandatory training and supplemental training that is supported by company-wide awareness campaigns highlighting Hilton-specific risks and scenarios. We also use passive communication channels, including electronic bulletin board screens in the Team Member break room areas of our hotels and internal newsletters, as well as bespoke training sessions in response to specific Hilton Compliance Hotline matters. Our legal compliance team administers a third-party risk management program so that we understand the qualifications, reputation, and associations of third parties with whom we transact, particularly third parties who interface with government officials and third parties who act in Hilton’s name, such as owners of our hotels.
The Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will, if required, disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
The Code of Conduct may be found on our website at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.
We have an insider trading policy governing the purchase, sale, and other dispositions of our securities that applies to all our Team Members and directors. The policy also applies to the repurchase of our securities. We believe our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.

DIRECTOR NOMINATION PROCESS
The Governance Committee weighs the characteristics, experience, independence, and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Governance Committee also assesses the size, composition, and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Governance Committee does not have a standard set of fixed qualifications that is applicable to all director

12	PROXY STATEMENT	Hilton

SUSTAINABILITY & COMMUNITY IMPACT AND CORPORATE GOVERNANCE

candidates. At a minimum, the Governance Committee assesses each candidate’s strength of character, judgment, industry knowledge or experience, their ability to work collegially with the other members of the Board, and their ability to satisfy any applicable legal requirements or listing standards. The Company values diversity on an organizational basis and seeks to achieve a mix of Board members that represent a diversity of background and experience. Although the Board does not establish specific goals with respect to diversity, the Company’s Corporate Governance Guidelines provide that any pool of director candidates will include candidates with diverse backgrounds, perspectives, and experiences. The Governance Committee implements that policy and assesses its effectiveness by examining any candidate pools created when it selects director nominees.
In identifying prospective director candidates, the Governance Committee may seek referrals from other members of the Board, management, stockholders, and other sources, including third-party recommendations. The Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual recommendation of a slate of nominees, the Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.
The Governance Committee will consider director candidates nominated by stockholders. Our by-laws allow a single stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years as of the date of nomination to nominate and include in our proxy statement director nominees constituting up to the greater of two individuals and 20% of the number of directors then serving, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws, including that notice of a nomination be provided to our Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. A non-proxy access director nomination must notify our Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to our Secretary should be in writing, satisfy the requirements contained in our by-laws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws must comply with the additional requirements of Rule 14a-19, including delivery of written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act. The address to submit a nomination is: Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All nominations received by our Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Governance Committee for consideration. Stockholders also must satisfy the notification, timeliness, consent, and information requirements set forth above and in our by-laws. These requirements also are described under the caption “Stockholder Proposals for the 2027 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairperson of the Audit, Compensation, or Governance Committees, or to the non-employee or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party, except for job inquiries, surveys, business solicitations or advertisements, and other inappropriate material. The Office of the Corporate Secretary may forward certain correspondence elsewhere within our Company for review and possible response.

Hilton	PROXY STATEMENT	13

COMPENSATION OF DIRECTORS
We use a combination of cash- and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our CEO received no separate compensation for serving on the Board during 2025.

ANNUAL COMPENSATION PROGRAM
Each non-employee director is entitled to annual compensation for the period from our 2025 Annual Meeting until our 2026 Annual Meeting, as shown in the table below. As part of its periodic review of the annual director compensation program, the Board made no changes to its program after determining that non-employee directors' compensation aligned with that of the Company's peers.

Pay Element	Retainer Amount(1)
Board Service
Annual Equity Award	$235,000
Annual Cash Retainer	$100,000

Lead Independent Director	$75,000

Committee Service	Chair	Member
Audit Committee	$35,000	$15,000
Compensation Committee	$30,000	$10,000
Governance Committee	$25,000	$10,000
(1)Cash compensation is payable in arrears on a semi-annual basis.
All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, they are eligible to participate in our travel perquisite program, which provides for Company-paid rooms, food and beverage, and on-site services for non-employee directors, and their accompanying family members, while on personal travel at Company-branded hotels. For additional details on our travel perquisite program, see "Other Benefits and Perquisites" in the Compensation Discussion & Analysis. Non-employee directors who retire from the Board with at least seven years of service are currently eligible for reimbursement for rooms, food and beverage, and on-site services at Company-branded hotels for up to 30 nights annually (subject to a specified cap, which is currently $20,000), concierge services, access to our Team Member discount program, and lifetime Diamond status in our Hilton Honors guest loyalty program. There are two former directors currently eligible for this retiree benefit. This benefit may be amended or discontinued at any time.
Retainer fees for non-employee directors are paid in cash arrears twice a year for Board and committee service for the respective preceding 6 months. Beginning with fees paid for service in 2026, Directors can elect to defer all fees earned to be delivered in the form of deferred share units ("DSUs") that will follow the same settlement terms elected for the annual equity grant, where the number of DSUs awarded is equal to the retainer fee value earned on the payment date divided by the closing price of our common stock on each respective day.
Equity awards are granted to our non-employee directors annually upon his or her election or re-election at our annual meeting of stockholders. The 2025 annual equity award was $235,000 and delivered in the form of DSUs, where the number of DSUs awarded is equal to $235,000 divided by the closing price of our common stock on the grant date. The equity currently held by our directors was awarded under the Hilton 2017 Omnibus Incentive Plan (the "2017 Incentive Plan") and, prior to its adoption, the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the "2013 Incentive Plan" and, together with the 2017 Incentive Plan, the "Incentive Plans") and the material terms thereof are outlined in the table below.

Annual Equity	Vesting	Settlement	Dividend Equivalents
DSUs Granted annually since 2015	Fully vested at the time of grant
•2015-2022 DSUs settle in shares of common stock upon a termination of service for any reason
•Beginning with 2023 DSUs, unless the non-employee director elects to settle shares on the second anniversary of the grant date, the shares will settle upon a termination of service for any reason
•Upon a change in control, DSUs settle immediately
Accrue in the form of additional DSUs in an amount equal to the fair market value of any dividend payments as of the dividend payment dates, payable at settlement

14	PROXY STATEMENT	Hilton

COMPENSATION OF DIRECTORS

STOCK OWNERSHIP POLICY
We have a stock ownership policy for our non-employee directors. Each of our non-employee directors is required to own our stock in an amount equal to five times his or her regular annual cash retainer. Each non-employee director currently, based on their holdings of Hilton common stock and fully vested DSUs, satisfies the stock ownership requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options, and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of: (i) December 11, 2013 and (ii) the date they first become subject to the stock ownership policy.

DIRECTOR COMPENSATION FOR 2025
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charlene T. Begley	$145,000	$234,784	—	$379,784
Chris Carr	$110,000	$234,784	$18,815	$363,599
Jonathan D. Gray	$100,000	$234,784	—	$334,784
Melanie L. Healey	$120,000	$234,784	$29,985	$384,769
Raymond E. Mabus, Jr.	$115,000	$234,784	$35,458	$385,242
Marissa A. Mayer	$55,000	$234,784	—	$289,784
Judith A. McHale(4)	$65,000	—	—	$65,000
Elizabeth A. Smith	$132,500	$234,784	—	$367,284
Douglas M. Steenland	$200,000	$234,784	$42,951	$477,735
(1)Reflects amounts paid in accordance with our semi-annual pay cycle.
(2)Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price on the NYSE of our common stock on the grant date. Each eligible non-employee director was granted 928 DSUs on May 14, 2025, representing the director’s annual equity award for the annual period from the 2025 Annual Meeting to the 2026 Annual Meeting. In accordance with the SEC’s rules, any dividend equivalents that accrued on the directors’ DSU awards are not reported above because dividends were factored into the grant date fair value of these awards.
For details regarding the directors’ beneficial ownership of equity securities, including their outstanding DSUs, see "Ownership of Securities."
(3)Perquisites and other personal benefits for a director are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Reflects all Company-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges, and other on-site services.
(4)Ms. McHale retired from the Board as of May 14, 2025.

Hilton	PROXY STATEMENT	15

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is certain information regarding each of our current executive officers as of March 20, 2026, other than Mr. Nassetta, whose biographical information is presented under "Nominees for Election to the Board of Directors in 2026."

Christian H. Charnaux

Christian Charnaux, 49, is our Chief Development Officer, and leads the Company's development, architecture, and design & construction functions globally. Mr. Charnaux rejoined Hilton in July 2025 and previously held various leadership positions with the company in the areas of brand management, commercial services, and finance from 2009 to 2018. Prior to rejoining Hilton, Mr. Charnaux served as Chief Growth Officer for Inspire Brands, a multi-brand restaurant company whose portfolio includes more than 33,000 restaurants worldwide. In this role, he led Inspire's inorganic growth and integration efforts, including over $18 billion of acquisitions, and oversaw the company's restaurant development, international, supply chain, government affairs & impact, and foundation teams. Previously, Mr. Charnaux was with the Boston Consulting Group where he focused on the travel and consumer product sectors. He also worked for J.P. Morgan in the technology and mergers & acquisitions investment banking groups. Mr. Charnaux serves on the board of directors of H&R Block, Inc. as well as on the board of Carolina Alumni and on the University of North Carolina Board of Visitors. He is an alumnus of the University of North Carolina at Chapel Hill where he was a Morehead-Cain Scholar and later received an M.B.A. from Harvard Business School.

Laura A. Fuentes

Laura Fuentes, 50, is our Chief Human Resources Officer and Head of Hilton Supply Management ("HSM"), and leads the Company's human resources function and Hilton's supply chain organization. Prior to being appointed Executive Vice President and Chief Human Resources Officer in 2020, Ms. Fuentes served as Chief Talent Officer, overseeing talent, total rewards, people analytics, and HR strategy. Prior to joining Hilton in 2013, Ms. Fuentes spent six years at Capital One Financial Corporation in various corporate strategy and human resources roles, including leading workforce analytics, recruitment, and compensation functions for the organization. Before Capital One, she worked at McKinsey & Company in their Madrid, New York, and Washington D.C. offices, where she served clients across financial services and non-profit sectors. Ms. Fuentes serves on the board of directors of Chipotle Mexican Grill, Inc. She is an Advisory Board member for the McIntire School of Commerce at the University of Virginia, is Chair of the board of directors of Make-a-Wish Mid-Atlantic, and serves on the Community Council of the Arlington Free Clinic. Originally from Spain, she holds a B.S. from the University of Virginia, an M.S. in Structural Engineering from the University of Texas at Austin, and an M.B.A. from Columbia University.

Kevin J. Jacobs

Kevin J. Jacobs, 53, is our Chief Financial Officer, and leads the Company's finance, corporate strategy, and real estate functions globally. Mr. Jacobs joined the Company in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President and Chief of Staff in 2012; assumed the role of Chief Financial Officer in 2013; and added the role of President, Global Development in 2020 to 2025. Prior to Hilton, Mr. Jacobs was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., ultimately serving as Vice President, Corporate Strategy & Investor Relations. Prior to Host, Mr. Jacobs had various roles in the Hospitality Consulting Practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group of Cushman & Wakefield, Inc. Mr. Jacobs is a member of the board of directors of Omega Healthcare Investors, Inc., a triple-net equity REIT that supports the goals of skilled nursing facility and assisted living facility operators with financing and capital. He is also a trustee of Cornell University and a member of the Dean's Advisory Board of the Cornell University School of Hotel Administration, is Chair of the Board of Directors of Goodwill of Greater Washington, and served as Immediate Past Chair and an Executive Board Member of the American Hotel & Lodging Association. He is a graduate of the Cornell University School of Hotel Administration.

16	PROXY STATEMENT	Hilton

EXECUTIVE OFFICERS OF THE COMPANY

Caroline D. Krass

Caroline D. Krass, 58, is our Executive Vice President, General Counsel and Secretary, leading Hilton's global legal and compliance functions. Prior to Hilton, Ms. Krass was appointed by President Biden and confirmed unanimously by the U.S. Senate to serve as General Counsel of the U.S. Department of Defense, where from 2021 to 2025, she was the chief legal officer of the Department and the principal legal advisor to the Secretary of Defense. She also served as the Director of the Defense Legal Services Agency, comprising the legal staffs assigned to the Defense Agencies and Department of Defense Field Activities. From 2018 to 2021, Ms. Krass served as Senior Vice President & General Counsel, General Insurance and Deputy General Counsel of American International Group (AIG), where she led a global legal team supporting the primary business unit, as well as the cybersecurity and privacy, technology, and innovation teams across AIG. Before that, she was a partner and Chair of the National Security Practice Group at Gibson Dunn. In 2014, Ms. Krass was the first woman to be confirmed by the U.S. Senate as General Counsel of the Central Intelligence Agency (CIA), where she served as the chief legal officer and primary legal advisor to the CIA Director until 2017. Previously, she served as the Acting Assistant Attorney General for the Office of Legal Counsel (OLC) in the Department of Justice, advising the President, Attorney General, and other Executive Branch leaders on complex questions of constitutional and statutory law. That role was the culmination of thirteen years at the Department, primarily as a career lawyer in OLC and as a Special Assistant U.S. Attorney within the National Security Section at the U.S. Attorney’s Office for the District of Columbia. In 2009, Ms.Krass was appointed Special Assistant and Special Counsel for National Security Affairs to President Obama and Principal Deputy Legal Adviser to the National Security Council (NSC), where she advised officials on a range of legal issues related to national security and foreign policy. Earlier in her career, Ms. Krass served as Deputy Legal Adviser to the NSC, as Special Assistant to the General Counsel of the Department of the Treasury, and as a lawyer at the Department of State. She clerked for the Honorable Patricia M. Wald on the U.S. Court of Appeals for the D.C. Circuit. Ms. Krass graduated Phi Beta Kappa from Stanford University with a B.A. in International Relations and received her J.D from Yale Law School.

Christopher W. Silcock

Christopher W. Silcock, 54, is our President, Global Brands and Commercial Services. He was appointed to this role in 2024 and leads the positioning of Hilton’s brands including product design, performance support and owner services, and integration of commercial service offerings, including oversight of technology, sales, distribution, and loyalty. Prior to this role, Mr. Silcock served as Executive Vice President and Chief Commercial Officer. Significant accomplishments included leading the Company’s global sales modernization process, establishing Hilton’s first enterprise data and analytics team and transitioning revenue management to a data-driven discipline. Mr. Silcock has held various leadership positions in his nearly 30 years at Hilton, including Head of Revenue Management and Online and Regional Marketing, as well as positions at the Company’s properties. He began his career with Hilton as a catering and banquet waiter at Hilton Watford. In addition to his time at Hilton, Mr. Silcock consulted with several hospitality companies, including large international chains, smaller operators, and independent hotels across Europe. He previously served as a board member for Groups360, a leading online marketplace for meetings, and on the board of Roomkey, a joint venture of six global hospitality companies, including two years as the board’s chairman. Mr. Silcock holds a Bachelor of Science in Computer Studies from the University of Essex and studied music before his hospitality career.

Hilton	PROXY STATEMENT	17

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("E&Y") to serve as our independent registered public accounting firm for 2026.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of E&Y are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of E&Y unless you specify otherwise.

AUDIT AND NON-AUDIT FEES
In connection with the audit of the 2025 financial statements and internal control over financial reporting, we entered into an agreement with E&Y, which sets forth the terms by which E&Y will perform audit services for the Company.
The following table presents fees billed for professional services rendered by E&Y for the audit of our financial statements for 2025 and 2024 and fees billed in those periods for other services rendered by E&Y:

	2025	2024
Audit fees:
Consolidated audit(1)	$6,250,000	$6,300,000
Statutory and subsidiary audits(2)	$3,350,000	$3,250,000
Total audit fees	$9,600,000	$9,550,000
Audit-related fees(3)	$667,000	$1,182,000
Tax fees(4)	$83,000	$71,300
Total audit and non-audit fees	$10,350,000	$10,803,300
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting and the review of financial statements included in SEC filings, as well as procedures to provide consents and comfort letters related to SEC Registration Statements. The fees are for services that are normally provided by E&Y in connection with statutory or regulatory filings or engagements.
(2)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for accounting and audit consultation, audits of employee benefit plans, and other attest services.
(4)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice, and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining E&Y’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. At the beginning of each year, the Audit Committee approves fees proposed for audit and non-audit services expected to be provided during the year by E&Y. Within those pre-approved amounts, the Audit Committee approves spending attributable to specified classes of services. Any reallocation of or increase to the proposed amounts is approved by the Audit Committee. All services provided to the Company by E&Y for 2025 were approved by the Audit Committee in accordance with these pre-approval policies and procedures.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

18	PROXY STATEMENT	Hilton

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of "Sustainability & Community Impact and Corporate Governance—Committee Membership—Audit Committee." Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Charlene T. Begley, Chair
Raymond E. Mabus, Jr.
Elizabeth A. Smith
Douglas M. Steenland, Lead Independent Director

Hilton	PROXY STATEMENT	19

PROPOSAL NO. 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 37 to 46, commonly referred to as the "Say-on-Pay" vote. While the results of the vote are non-binding and advisory in nature, the Compensation Committee (the "Committee") and the Board intend to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED."
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 22 to 36, as well as the discussion regarding the Committee on page 10.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

20	PROXY STATEMENT	Hilton

PROPOSAL NO. 4 — ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to stockholders, at least once every six years, to determine how often we should include a say-on-pay proposal in our proxy materials for future stockholder meetings. Under this Proposal No. 4, stockholders may vote to have a say-on-pay proposal every one, two, or three years.
Our stockholders voted on a similar proposal in 2020, with the majority voting to hold an advisory vote on a say-on-pay proposal every year. We continue to believe that these advisory votes should be conducted every year, so that our stockholders may give the Board and the Committee the opportunity to annually evaluate compensation decisions in light of ongoing stockholder feedback.
Although this Proposal No. 4 is an advisory vote and not binding on the Company, the Committee, or the Board, the Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting future say-on-pay votes.
It is expected that the next vote on a say-on-pay frequency proposal will occur at our 2032 annual meeting of stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

Hilton	PROXY STATEMENT	21

EXECUTIVE COMPENSATION —
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

2025 BUSINESS AND COMPANY
For 2025, we continued our focus on maximizing performance, expanding our global network, and enhancing our customer experience – all while prioritizing long-term value creation and our Travel with Purpose strategy to drive responsible travel and tourism globally.
Our performance over the long-term reflects the success of our disciplined growth strategy, the strength of our brands and commercial engines, the power of our network effect, and our resilient, fee-based, asset-light business model. This model drives significant free cash flow, which enabled us to return $3.3 billion of capital to our stockholders in 2025 through share buybacks and dividends. The highlights below demonstrate our strong, industry-leading performance that drives our compensation decisions.

LEAD WITH OUR CULTURE

Recognized as the #1 World's Best Workplace and received recognitions in 67 countries including #1 rankings in 18 markets by Fortune and Great Place to Work	Recognized as #2 on the Companies that Care list by People and Great Place to Work	Team Members continued to actively volunteer in their local communities, reporting approximately 1.5M volunteer hours	Supported our hotel teams and surrounding communities through disasters and crises, including the wildfires in Los Angeles, floods in Texas, and Hurricane Melissa in Jamaica

WIN WITH OUR CUSTOMERS

Reached 243M members in our award-winning guest loyalty program, Hilton Honors, an increase of 15% from prior year	Launched upgrades to the Hilton Honors program by introducing a faster path to higher tier status and a brand new ultra-premium tier, Diamond Reserve	Hampton, Tru, and Home2 Suites each ranked #1 in their respective segments in J.D. Power’s 2025 North America Hotel Guest Satisfaction Index	Debuted Hilton Honors Adventures in partnership with Explora Journeys, expanding our loyalty program offerings with a focus on immersive, adventure-driven travel

ENHANCE OUR NETWORK EFFECT

Launched Outset Collection, Hilton’s 25th brand overall, designed for guests looking for soulful, independent hotel experiences	Opened the 1,000th hotel in Hilton's luxury and lifestyle portfolio and reopened the iconic Waldorf Astoria New York	Achieved new unit growth of 6.7% (81,100 rooms), including strategic partnerships	Approximately 1 in every 5 hotel rooms under construction globally is slated to join Hilton's portfolio, more than any other hotel company

MAXIMIZE OUR PERFORMANCE

5-year TSR was 161%(1), delivering $41B of value creation to stockholders	Under our capital return program, returned $3.3B to stockholders in 2025 through share buybacks and dividends	Issued a total of $2.0B in senior notes, refinancing $1.0B of notes; no material indebtedness matures prior to 2027	Increased Adjusted EBITDA margin 290 basis points from prior year to 74.4%
2025 Performance Highlights

$1,461M	$3,725M	+0.4%	$6.12	$8.11
Net Income	Adjusted EBITDA	RevPAR Growth	Diluted EPS	Adjusted Diluted EPS

790+	97,000	3,700+	520,000+	26
Hotel Openings	Net Rooms Added	Pipeline Hotels	Pipeline Rooms	New Countries and Territories in Pipeline
(1)Based on 5-year TSR measured from December 31, 2020 to December 31, 2025; assumes reinvestment of dividends.

22	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

2025 COMPENSATION PROGRAM
Our overarching pay for performance philosophy and the elements of our executive compensation program remained consistent for 2025. We believe that to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. Our compensation program consists of an annual base salary, an annual cash incentive, and a long-term incentive delivered in the form of equity that vests over multiple years. As illustrated below, a significant portion of the target compensation for our NEOs is performance-based and at-risk. The majority of target compensation is delivered as equity, including 50% of our LTI comprising PSUs that vest at the end of a three-year period. For our CEO, 85% of total target compensation is delivered in equity.

2025 CEO Target Compensation	2025 Other NEO Target Compensation (Average)

In February 2025, the Compensation Committee made the following changes after reviewing each executive's current compensation, tenure, performance, and any change in the executive's position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group.

Pay Elements	Changes in 2025
Base Salary	•No increase to CEO salary •For other NEOs, the median base salary increase was 3.5% in early 2025, as described under "Base Salary"
Annual Cash Incentives
•No increase to annual cash incentive target percentages, as described under "Annual Cash Incentive Program"
•Similar to last year, the 2025 annual cash incentive program was based on three categories (financial performance, business area performance, and organizational strength objectives), with a portion of our performance goals conditioned on objective and quantitative targets
•The median annual cash incentive payout in early 2026 was 114% of target

LTI
•No increase to CEO LTI target
•For other NEOs, the median LTI target increase was 10% in early 2025, after considering individual performance, external market data, and internal pay equity, as described under “LTI Program”
•Awards were granted at target levels reflective of Company and individual performance

STOCKHOLDER ENGAGEMENT AND 2025 SAY-ON-PAY VOTE
In May 2025, the advisory proposal to approve the 2024 compensation of our NEOs (the “Say-on-Pay” proposal) was approved by approximately 92% of the votes cast.
We value the perspective of our stockholders and believe that stockholder engagement leads to enhanced governance practices. We have a proactive investor outreach program, and during the off-season reached out to stockholders that held 63% of outstanding shares of our common stock.
Among the resulting engagements were discussions that touched on a broad set of topics, including executive compensation; human capital management areas such as succession planning and labor management; sustainability topics; and corporate governance matters. In our meetings with stockholders, we received valuable feedback that informed decisions regarding our executive compensation program. For 2025, the Committee maintained our historical compensation program, given the results of our 2025 Say-on-Pay vote and broad support from the stockholders with whom we engaged.

Hilton	PROXY STATEMENT	23

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

HOW WE MAKE COMPENSATION DECISIONS

EXECUTIVE COMPENSATION FRAMEWORK
Our executive compensation framework provides an overview of how we make pay decisions. Our compensation philosophy guides our compensation program and how we set pay levels after considering the factors outlined below.

Overall Compensation Philosophy – Our goal is to provide programs that:
•Deliver competitive levels of compensation to attract, retain, and motivate highly-qualified executives
•Foster a strong relationship between long-term stockholder value and executive compensation by having a significant portion of compensation composed of LTI awards
•Emphasize performance-based compensation contingent upon achieving financial, business area, and organizational strength performance goals
•Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership, and Now

Compensation Program Design – Our programs are designed to:
•Provide three main components, each designed to be consistent with our compensation philosophy: base salary, annual cash incentive, and LTI awards
•Cultivate long-term value creation without taking unnecessary risks
•Combine both short- and long-term compensation to promote retention and foster our pay for performance environment
•Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements
•Motivate and reward for successfully executing our business strategies
•Consider multiple quantitative and qualitative factors in setting the level and mix of compensation

Compensation Process – In reviewing and establishing pay levels, we consider the following factors annually or more frequently as circumstances merit:
•Compensation of executives serving in similar positions at peer companies
•Individual knowledge, experience, and capabilities of the executives
•The executive’s scope of responsibility, authority, and accountability
•The level of pay relative to the Company’s other executives (“internal equity”)

ROLES IN MAKING COMPENSATION DECISIONS
The Committee oversees our executive compensation program with the advice of its independent compensation consultant and support from the Company’s management team.

Compensation Committee
•With input from our Board and its independent compensation consultant, the Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals, and payouts under the annual cash incentive plan, the size and structure of LTI awards, and any executive perquisites or other benefits.
•In determining compensation for our NEOs, the Committee considers the factors outlined above and consults with its independent compensation consultant and the CEO (regarding the NEOs other than himself). In determining compensation for the CEO, the Committee also reviews the CEO’s self-assessment of his performance against his Board-approved financial, business area, and organizational strength objectives.
•In implementing the Company’s executive compensation program, the Committee takes into account the cyclical nature of the hospitality business, competitive market data, and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

Management
•The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.
•The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

Independent Compensation Consultant
•The Committee’s independent compensation consultant, Exequity, provides research, survey information and analysis, incentive design expertise, and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices and provides its views to the Committee on best practices when evaluating executive pay programs and policies.
•In 2025, Exequity’s services to the Committee included providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data, and evaluating our peer group composition. It otherwise performed no other services for the Company. The Committee evaluated whether any of the work provided by Exequity during 2025 raised any conflict of interest and determined that it did not.

24	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION PEER GROUP
To gain an understanding of current compensation practices and assess the competitiveness of our compensation program, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2025 included peer group proxy data and broad industry-comparative compensation surveys. The Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant and considers:

Industries that attract and retain similar talent
Global presence and brand recognition
Comparable size based on annual revenue, system-wide revenue (approximately $60 billion(1)), market capitalization, Adjusted EBITDA, and number of Team Members
(1)System-wide revenue reflects estimated revenues of franchised properties, in addition to revenues from properties managed or leased by Hilton.
2025 PEER GROUP COMPANIES
As part of its annual review in August 2025, the Committee evaluated and approved maintaining the existing peer group. The peer group consists of 17 hospitality, travel, and global consumer brands, and restaurants that have a similar corporate structure, global presence, brand recognition, and that compete with the Company for talent. This is the peer group the Committee referenced when determining 2025 base salaries, target annual cash incentives, and target LTI for our executive officers.

Hospitality	Travel	Global Consumer Brands & Restaurants

Hyatt Hotels Corporation Marriott International, Inc. Wyndham Hotels & Resorts, Inc.	Booking Holdings Inc. Carnival Corporation & plc Expedia Group, Inc. Las Vegas Sands Corp. MGM Resorts International Royal Caribbean Cruises Ltd. United Airlines Holdings, Inc. Wynn Resorts, Limited	Capital One Financial Corporation McDonald’s Corporation NIKE, Inc. Starbucks Corporation The Walt Disney Company YUM! Brands, Inc.

Hilton	PROXY STATEMENT	25

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

Our NEOs	Christopher J. Nassetta President & Chief Executive Officer	Kevin J. Jacobs EVP, Chief Financial Officer	Christopher W. Silcock President, Global Brands & Commercial Services	Christian H. Charnaux EVP, Chief Development Officer	Laura A. Fuentes EVP, Chief Human Resources Officer & Head of HSM
EXECUTIVE COMPENSATION PROGRAM
We maintained our historical compensation program for our NEOs in 2025. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures and Key Characteristics
Base Salary (on page 26)	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target (on page 27)	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA(1)
Business Area & Organizational Strength CEO: 50% Other NEOs: 60%
•Business Area: Primarily based on quantitative financial and performance objectives
•Organizational Strength: Travel with Purpose and Human Capital Management objectives (including our ongoing commitment to Team Member engagement and talent management efforts), as well as Customer Promise objectives (including providing guests with the most reliable and friendly stays)

LTI (on page 30)	Equity	PSUs: 50% Maximum Payout: 2x target	•Adjusted EBITDA, Free Cash Flow ("FCF") per share, Net Unit Growth ("NUG") Compound Annual Growth Rate ("CAGR"), and RevPAR Index ("RPI") Growth •Vest at the end of a 3-year period

		RSUs: 25%	•Vest ratably over 2 years

		Stock Options: 25%	•Vest ratably over 3 years

(1)    Represents primary financial performance measure for our annual cash incentives.

NEO COMPENSATION DECISIONS
BASE SALARY
We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities, and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.
In February 2025, the Committee reviewed and set the base salaries as disclosed in the table below, resulting in a median base salary increase of 1.8% for existing NEOs. Increases for Mr. Silcock and Ms. Fuentes were consistent with market practices and increases for our corporate Team Members.

Name	2024 Base Salary ($)	2025 Base Salary ($)	2024 to 2025 Increase (%)
Christopher J. Nassetta	$1,300,000	$1,300,000	—%
Kevin J. Jacobs	$1,000,000	$1,000,000	—%
Christopher W. Silcock(2)	$875,565	$906,266	3.5%
Christian H. Charnaux(3)	N/A	$800,000	N/A
Laura A. Fuentes	$760,500	$787,250	3.5%
(2)Mr. Silcock’s cash compensation is denominated and paid in British pounds ("GBP"). The amounts reported above were converted to U.S. dollars ("USD") based on the average exchange rate for the year ended December 31, 2025 of 1.31763 USD per GBP.
(3)Mr. Charnaux rejoined Hilton in July 2025.

26	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

PERFORMANCE-BASED INCENTIVES WITH RIGOROUS TARGETS
Each year, the Committee establishes performance measures designed to reward stretch performance on our key performance indicators. After review and engagement by the Committee, the performance targets are established for our annual cash incentive plan and our PSUs to motivate and reward our management team for successfully executing our business strategies while appropriately balancing risks. Targets are set after a rigorous planning process that considers both internal and external factors, as outlined in the table below.

Factors Considered in Developing Performance Goals

Internal Factors	External Factors
•Historical and current performance •Corporate strategy and key strategic priorities •Short- and long-term operating plans •Capital expenditure opportunities and decisions	•Global economic conditions and macroeconomic trends •Hospitality industry trends and outlook •Analyst and stockholder expectations •Market outlook and growth
For more information on the target setting for the annual cash incentive program and our PSUs, see "Annual Cash Incentive Program" section below and page 30, respectively.
ANNUAL CASH INCENTIVE PROGRAM
Our annual cash incentive program is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements. At the beginning of the performance year, each NEO’s annual cash incentive award opportunity is based on pre-established performance objectives. Our CEO works with senior management to establish key strategic priorities ("KSPs"), which are then used to create the performance objectives. Each objective is given a specific weighting based on its scope, importance, and strategic relevance. The Committee then reviews and approves the objectives recommended for each NEO.
Similar to last year, our 2025 program was based on three categories: financial performance, business area performance, and organizational strength objectives. Given the strategically and operationally diverse nature of our business, the mix of recommended objectives from within the business area performance and organizational strength categories is NEO-specific.
After the end of the performance period, each objective is assessed and rated based on the level of achievement. Our finance and human resources departments review performance results against the predetermined objectives with the CEO. The CEO then reviews these results with the Committee and recommends payout amounts under the annual cash incentive plan for each of the NEOs, other than himself.

Achievement of Annual Cash Incentive Objectives
Base Salary	×	Annual Cash Incentive Target	×	Financial Performance	Business Area and Organizational Strength	=	Annual Cash Incentive Payout
				CEO: 50%; NEO: 40%	CEO: 50%; NEO: 60%
TARGET SETTING FOR ANNUAL CASH INCENTIVE PROGRAM
At the beginning of the performance year, the Committee established the target, threshold, and maximum levels of achievement.
The Committee sets the primary financial performance objective, Adjusted EBITDA, based on Company and industry outlook for the year, as well as historical and projected growth rates for Hilton. The Adjusted EBITDA target is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. The non-financial objectives were set to drive performance on our KSPs.
For 2025, the Adjusted EBITDA target was set higher than 2024 performance results. The financial and non-financial performance targets were set at levels that would be challenging and not certain to be met. In setting the performance range around target for the financial performance objective, the Committee considered 2024 performance results and industry and economic outlook for 2025, and set a payout range around target of 10%.
Each NEO’s target annual cash incentive opportunity is set as a percentage of their base salary in effect at the end of the performance period. In 2025, the target percentages were 200% of base salary for the CEO and 100% of base salary for other NEOs. Threshold, target, and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results.

	Performance Below Threshold	Performance at Threshold	Performance at Target	Performance at Maximum
Annual Cash Incentive Payout as a % of Target Award	0%	50%	100%	200%

Hilton	PROXY STATEMENT	27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2025 PERFORMANCE FOR ANNUAL CASH INCENTIVE PROGRAM

Financial Performance Objective
•Adjusted EBITDA is the key metric used to assess performance of our business over the short-term and is a common measure to compare our results across companies in the industry. Further, the Committee believes it provides useful information to investors about the Company, our financial condition, and the results of our operations. All NEOs have annual Adjusted EBITDA as the primary financial performance objective given its importance as a measure of short- and long-term financial performance in our business.

For 2025, actual achievement was $3,725 million, which was slightly above 100% of the target goal and resulted in a payout equal to 101% of the target payout, as illustrated below(1):

Metric	Threshold	Target	Maximum	2025 Payout
Adjusted EBITDA(1)				101%
(1)To receive a payout based on annual Adjusted EBITDA, actual performance must exceed the threshold performance goal. NEOs were eligible to receive a threshold payout percentage, defined as 50% of the target award, if actual achievement was 90% of the target financial goal, and were eligible to receive the maximum payout percentage, defined as 200% of the target award, if actual achievement met or exceeded 110% of the target financial goal. For actual performance between the specified threshold, target, and maximum levels, the resulting payout percentage would have been adjusted on a linear basis.

Business Area Performance and Organizational Strength Objectives
•In addition to our financial performance objective, each NEO is measured on a mix of business area performance and organizational strength objectives, which are aligned to our KSPs. This mix is NEO-specific given the strategically and operationally diverse nature of our business. When setting objectives for each NEO, we use quantifiable measures wherever feasible and appropriate to measure outcomes in our business area performance and organizational strength categories. On average, approximately 80% of our annual cash incentive performance objectives include quantitative financial and performance measures. Listed below is a sample of the quantitative metrics used to measure achievement.

Business Area Performance Objectives

Win with our Customers	Enhance our Network Effect	Maximize our Performance
•Digital and Online Travel Agency Channel Mix Change •Hilton Honors Enrollment and Occupancy •U.S. Co-brand New Account Acquisition and Global Partner Remuneration	•Net Unit Growth •Progress on Approved Deals through Construction Starts •New Franchise and Management Agreements	•HSM Adjusted EBITDA •Real Estate Adjusted EBITDA •RPI Growth •Owner Approved Budget Gross Operating Profit
Organizational Strength Objectives

Lead with our Culture	Win with our Customers
•Progress towards Travel with Purpose objectives •Advancement of talent management efforts	•Customer Promise (including stay experience)

CEO — BUSINESS AREA PERFORMANCE & ORGANIZATIONAL STRENGTH
Key Achievements
The CEO’s business area performance results represent achievements across the Company, including:
Delivered significant value to stockholders and reached record-high stock price
Drove expansion of Hilton’s footprint to surpass 9,100 properties, with nearly 1.4M rooms across 143 countries and territories
Strengthened our value proposition for Hilton Honors members, including launching new program upgrades, and innovated to deliver reliable and friendly customer experiences
Continued to build an exceptional employee-centric culture that supports Team Members to grow and flourish in both their professional and personal lives

28	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

OTHER NEOs — BUSINESS AREA PERFORMANCE
NEO	Key Achievements
Kevin J. Jacobs	Drove free cash flow and maintained strong investor confidence, returning $3.3B to stockholders, the highest total capital return in our history
Issued a total of $2.0B in senior notes, refinancing $1.0B of notes, with no material indebtedness maturing prior to 2027
Outperformed 1-year TSR against peer group companies and S&P 500 Hotels, Resorts & Cruise Lines Index by nearly 300 basis points
Christopher W. Silcock	Launched upgrades to the Hilton Honors program by introducing a faster path to higher tier status and a brand new ultra-premium tier, Diamond Reserve
Successfully launched Outset Collection, debuted LivSmart, and earned recognition for our brands and many of our hotels through awards and rankings by Brand Finance, Travel + Leisure, and Condé Nast
Achieved strong Hilton Honors performance, gaining 32M new members, bringing total membership to 243M, a 15% increase from prior year
Christian H. Charnaux	Drove approvals, delivering key deals across our portfolio, and construction starts, having more rooms under construction than any other hotel company
Expanded Hilton’s national and global footprint – opening our 9,000th hotel, including the 1,000th hotel in our luxury and lifestyle portfolio
Grew development pipeline to over 3,700 hotels, totaling 520,000+ rooms throughout 129 countries and territories including 26 countries and territories with no existing hotels in the Hilton portfolio
Laura A. Fuentes	Continued to amplify our award-winning culture, ranking #1 World's Best Workplace and #1 Best Workplace in 18 markets, including the United States
Successfully executed on global HR strategy, innovating HR systems, and launching new programs while expanding others that led to high Team Member engagement and resulting retention
Delivered on HSM Adjusted EBITDA, leveraged HSM to enhance on-property products and amenities, and mitigated tariff price increases

OTHER NEOs — ORGANIZATIONAL STRENGTH
Key Achievements
Travel with Purpose Objectives: Evaluated based on progress towards our Travel with Purpose goals in each NEO’s business area(s).

Team Member Engagement and Talent Management: Evaluated based on (i) driving Team Member engagement and (ii) workforce planning objectives (e.g., succession planning, developing talent, and managing underperforming talent), with a scorecard approach to rating progress on each component.

Customer Promise: Evaluated based on the growth of overall guests' experience scores across our portfolio.
Actual annual cash incentive awards were calculated by multiplying each NEO’s base salary as of December 31, 2025 by their respective target award potential, which was then adjusted by the combined achievement of the financial and business area & organizational strength performance objectives.
For the year ended December 31, 2025, each NEO's target cash incentive opportunity and cash incentive award earned (as reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table ("SCT")) is outlined in the table below.

Name	Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percentage of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Actual Amount Earned as a Percentage of Target Payout			Actual Amount Earned Under Annual Cash Incentive Program ($)
				Payout Based on Financial Performance (%)	Payout Based on Business Area & Organizational Strength (%)	Total Payout as a Percentage of Target (%)
Christopher J. Nassetta	$1,300,000	200%	$2,600,000	101%	128%	114%	$2,974,111
Kevin J. Jacobs	$1,000,000	100%	$1,000,000	101%	128%	117%	$1,171,500
Christopher W. Silcock(1)	$906,266	100%	$906,266	94%	111%	104%	$946,867
Christian H. Charnaux(2)	$800,000	100%	$403,280	101%	115%	110%	$442,196
Laura A. Fuentes	$787,250	100%	$787,250	101%	132%	120%	$941,946
(1)For Mr. Silcock, the dollar amounts reported above were converted to USD as described under “Base Salary.”
(2)Mr. Charnaux's target annual cash incentive opportunity was prorated to reflect the portion he worked in 2025 after rejoining Hilton in July 2025.

Hilton	PROXY STATEMENT	29

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Long-Term Incentive ("LTI") PROGRAM
The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders, and retain executives over multi-year vesting periods. LTI compensation is awarded annually and provides an opportunity for executive officers and other key Team Members to increase their ownership interest in the Company through grants of equity-based awards.

Grants under the LTI program are delivered using a blended equity portfolio, with 50% of the total LTI award amount for each NEO delivered in PSUs, 25% in RSUs, and 25% in stock options, as summarized in the chart on the right. PSUs cliff vest at the end of a three-year period while stock options and RSUs vest ratably over three and two years, respectively.
•PSUs are the largest portion of the total equity award and incentivize our NEOs to achieve our most critical long-term objectives
•Stock options align executives' interests with stockholders by providing value only if the Company's stock price increases above the option's exercise price, reinforcing pay for performance alignment
•RSUs promote retention and increase executives' ownership interest in the Company

(1)PSUs and RSUs accrue dividend equivalents payable in cash following vesting, to the extent the underlying award vests. No dividend equivalents are paid unless the underlying PSUs or RSUs vest.
2025 LTI TARGETS
In February 2025, the Committee granted target LTI awards reflective of Company and individual performance, as set forth in the table below. Each NEO’s target LTI opportunity is approved annually, or upon hire, by the Committee after considering level of pay relative to peer group benchmark data and internal equity and the scope and impact the executive has on the Company’s overall results, as applicable. The Committee generally delivers the majority of any increase to target compensation in the form of LTI, because target LTI opportunity is the pay element most aligned with stockholder value over the long term. The LTI program is designed to retain executives over multi-year periods, which is reflected by the long tenure of many of the executives below, who average more than a decade of service with Hilton.

Name	2024 Target Long-Term Incentive(2) ($)	2025 Target Long-Term Incentive(2) ($)
Christopher J. Nassetta	$23,100,000	$23,100,000
Kevin J. Jacobs	$6,840,000	$6,840,000
Christopher W. Silcock	$4,541,363	$4,992,488
Christian H. Charnaux(3)	N/A	$2,700,000
Laura A. Fuentes	$2,479,000	$2,725,500
(2)The dollar values above represent the nominal amounts used to determine the number of PSUs, RSUs, and stock options granted. For the grant date fair value of the 2025 awards computed in accordance with FASB ASC Topic 718, see the SCT and "Grants of Plan-Based Awards."
(3)Mr. Charnaux rejoined Hilton in July 2025.
TARGET SETTING FOR PSUs
Our PSU targets are aligned with our long-term strategic and financial priorities and are designed so that a target payout requires achievement of stretch goals at the end of a three-year period. For 2025 targets, the Committee considered the performance level necessary to achieve strong market share, grow our global footprint while maintaining quality, utilize our balance sheet for only highly strategic investments and have disciplined use of capital expenditures, and management of general and administrative expenses through relentless prioritization.
When setting targets, the Committee takes into consideration historical performance, as well as the results of our comprehensive budgeting and forecasting process. The forecasting process is extensive and our modeling takes into account upside and downside scenarios, and sensitivity analysis.
The Committee was focused on setting a target that would be appropriately challenging, and continued to set threshold and maximum based on the sensitivities of each metric, ranging from 10% to 30% or more around target, making it more difficult to achieve maximum payout.

30	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PSUs GRANTED IN 2025
For the PSUs granted in February 2025, the Committee chose four equally weighted metrics as performance measures, consistent with those selected in 2024: Adjusted EBITDA, FCF per share, NUG CAGR, and RPI Growth. The Committee selected these metrics, which represent key performance indicators used by the Company and our stockholders to provide a foundation for long-term growth and promote long-term stockholder value creation, as described in greater detail below.
All of the PSUs granted in 2025 vest at the end of a three-year period beginning on January 1, 2025 and ending on December 31, 2027. The Committee will determine the number of PSUs earned based on the level of achievement of each of the four performance measures after the performance period is complete. Based on the level of achievement, the percentage of the award earned can range from 0% to 200% of target. We will disclose the achievement results and any payouts, along with retroactively disclosing the targets for the metrics that do not cause competitive harm, after the awards vest.

Metric	Weighting	Why We Selected These Metrics	Performance Period(1)
Adjusted EBITDA(2)	25%
Adjusted EBITDA is among the measures used by the Company to evaluate its financial condition and results of operations on a comparable period-over-period basis and to make day-to-day operating decisions. It is also a measure frequently used by securities analysts, investors, and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.
The 2027 Adjusted EBITDA differs from the annual cash incentive program as it focuses on driving long-term profitability and sustained performance.
			Final-year measurement (3rd year of period: January 1, 2027 - December 31, 2027)
FCF per share(3)	25%	FCF measures the Company’s ability to generate cash from its operations to allow for the return of capital to stockholders in the form of dividends or share repurchases and FCF per share emphasizes Company performance and value creation through disciplined capital allocation over the long term. It is also a measure used by securities analysts, investors, and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.	Final-year measurement (3rd year of period: January 1, 2027 - December 31, 2027)
NUG CAGR(4)	25%	NUG focuses on one of the Company’s strategic objectives, the continued expansion of its global presence and fee-based business. We believe it is an important operational growth driver and meaningful measure for many investors.	Three-year measurement (January 1, 2025 - December 31, 2027)
RPI Growth(5)	25%	RevPAR correlates to two key drivers of operations at a hotel or group of hotels: occupancy and average daily rate. RevPAR Index measures a hotel's relative share of its segment’s RevPAR and indicates whether the Company’s hotels have outperformed other hotels in its competitive set. We also believe it demonstrates to hotel owners the strength of our brands.	Final-year measurement (3rd year of period: January 1, 2027 - December 31, 2027)
(1)We have continued our historical practice of using a performance period that ends after three years for PSUs. The NUG CAGR metric is based on a three-year performance measurement period. The Adjusted EBITDA, FCF per share, and RPI Growth metrics are based on a final-year measurement after three years. The Committee considers final-year measurement attributable to a three-year period because the target level was determined after modeling the performance that we would need to achieve over the entire three-year period in order to be positioned to attain final-year goals.
(2)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(3)FCF per share is calculated as: (a) net cash provided by (used in) operating activities reported in accordance with GAAP, less (b) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, plus (c) costs and expenses, including tax payments, relating to asset purchases and disposals, less (d) the net impact on annual adjusted free cash flow resulting from any loyalty program advanced point sales and less (e) the impact of other non-recurring cash items; the result of which is divided by (f) the reported diluted weighted average number of shares outstanding for the calendar year being measured.
(4)NUG represents the Company’s management and franchise hotel portfolio room growth over a specified period, calculated as the total management and franchise hotel room count as of the end of the performance period less the count at the beginning of the performance period, excluding the impact of any portfolio acquisition or disposition and any transfers between ownership type. NUG CAGR means the compound annual growth rate at which the total management and franchise hotel room count for the final year of the performance period grew relative to the first year of the performance period, assuming a steady growth rate.
(5)RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. RevPAR Index is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the end of the period. RevPAR Index Growth is calculated as the RevPAR Index for the final year of the performance period less the RevPAR Index for the year preceding, using the Company’s comparable hotels as of the end of the performance period.

Hilton	PROXY STATEMENT	31

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PAYOUT OF 2023 PSUs
In February 2026, the Committee certified performance at 117% of target based on the performance level achieved through December 31, 2025, as illustrated below.

Metric	Weighting	Threshold	Target	Maximum	2023 PSU Payout
		(50% Payout)	(100% Payout)	(200% Payout)

Adjusted EBITDA					140%

FCF Per Share					121%

NUG CAGR					145%

RPI Growth(1)					60%

	Total 2023 PSU Payout: 117%
(1)Amounts for RPI Growth are not disclosed as doing so could create competitive harm.
We have retroactively disclosed the targets for three of the 2023 PSU metrics (Adjusted EBITDA, NUG CAGR, and FCF per Share). At this time, the Board has determined that disclosing the targets for RPI Growth, even retroactively, could create competitive harm. We commit to disclosing targets retroactively at such time that disclosures would not create competitive harm.

32	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
OTHER BENEFITS AND PERQUISITES

General Benefits
•Health and Welfare Benefits – We offer our eligible Team Members, including NEOs, group health, dental, and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability, or death, and the NEOs participate in these plans on the same basis as all other Team Members.

Retirement Savings Benefits
•401(k) Plan – We also offer our eligible Team Members, including NEOs, a tax-qualified 401(k) plan that matches 100% of Team Member contributions up to 3% of eligible compensation and 50% of Team Member contributions on the next 2% of eligible compensation.
•Executive Deferred Compensation Plan ("EDCP") – We previously offered senior management, including some NEOs, the opportunity to supplement their tax-deferred savings. Those eligible to participate in the EDCP could elect to defer up to 80% of their annual salary and up to 100% of their annual cash incentive. As of December 31, 2018, the EDCP was frozen, after which no new participants entered the plan and no compensation earned was deferred. Additional information about the EDCP is reflected under "2025 Nonqualified Deferred Compensation."

Perquisites
•Limited Perquisites – We provide limited perquisites to our NEOs when determined to be necessary and appropriate. The value of the NEOs’ perquisites and other personal benefits are reflected in the "All Other Compensation" column of the SCT. The cost of these perquisites has historically been a small percentage of the overall compensation package. We believe that these perquisites are competitive in our industry and consistent with our overall compensation philosophy.
◦All NEOs – Through our travel perquisite program, we encourage our executive officers and directors to travel and experience our properties around the world. The travel perquisite program provides our executive officers and directors and their accompanying family members with Company-paid rooms, food and beverage and on-site services while on personal travel at Company-branded hotels. We believe that staying at our properties for non-business, leisure travel serves an important business purpose as it allows our executive officers and directors to gain a better understanding and appreciation of our operations, bring that understanding back to their roles and provide more meaningful feedback and input into their functions. Executive officers and directors are encouraged and expected to interact with property management and attend staff meetings during their stay and to provide feedback about their stay. From time to time, our executives and directors may also receive complimentary rooms at Company-branded hotels at the discretion of our individual hotel owners, as is customary in our industry. In addition, we provide our NEOs with the opportunity for an annual physical examination and identity theft protection coverage.
◦CEO – In connection with the termination of Mr. Nassetta’s employment agreement prior to our initial public offering in 2013, we agreed that he would continue to be entitled to the same perquisites he was entitled to under the employment agreement, in accordance with any applicable Company policies in effect from time to time, but on terms no less favorable than the terms set forth in the employment agreement. Accordingly, Mr. Nassetta and his family are authorized to use Company aircraft for personal and business travel and to stay at any Company-branded hotels free of charge. It is the Company’s preference that Mr. Nassetta use Company aircraft for travel due to security reasons and the global nature of our business. This method of travel enables Mr. Nassetta to efficiently respond to business priorities and to use travel time in a productive manner for the Company.

PENSION BENEFITS
Mr. Silcock participates in a defined benefit pension plan, the Hilton U.K. Pension Plan (the "U.K. Pension Plan"), because of his service in the U.K. Mr. Silcock ceased further pensionable service under the U.K. Pension Plan in 2009. See "2025 Pension Benefits" for a description of these defined benefit pension plans.

Hilton	PROXY STATEMENT	33

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

RISK AND GOVERNANCE
KEY EXECUTIVE COMPENSATION PRACTICES
We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:
Emphasize long-term performance – Our LTI program is designed to focus executives on long-term stockholder value and emphasize achievement of strategic objectives over the next several years.
Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.

Apply double trigger vesting in the event of a change in control – Cash severance benefits are payable and vesting of equity awards is accelerated only upon a “double trigger,” meaning when an executive’s employment is terminated following a change in control.

Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and, in addition, participate in the same Company-wide plans and programs offered to all eligible Team Members. We do not provide club memberships or personal financial or tax advice.

Apply a clawback policy – The Committee will recover erroneous incentive compensation paid or awarded based on financial measures that are required to be restated.
Evaluate share utilization – The Committee annually reviews share utilization, burn rate, and dilution levels resulting from our compensation practices to ensure they remain within acceptable levels.
Establish caps on maximum payouts – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term PSUs.
Robust stock ownership guidelines – Our executives have robust stock ownership guidelines in place; our CEO is expected to own 8 times base salary and our NEOs are expected to own 3 times base salary.

What We Do Not Do:

Provide employment agreements (unless required by local law outside the U.S.) or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.

Allow pledging, hedging, or short-sale transactions – Per our Insider Trading Policy, all covered persons (including officers and directors) are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

Reprice or buyout underwater stock options – Our Incentive Plans do not permit the repricing or substitution of underwater stock options except with stockholder approval. Our Incentive Plans also do not permit the grant of stock options with below-market exercise prices, except in connection with certain corporate transactions.

Pay dividends or dividend equivalents on any unvested equity awards prior to vesting – Our Incentive Plans and associated award agreements prohibit the payment and delivery of dividends and dividend equivalents on unvested RSUs and PSUs, unless and until the underlying award vests.

Provide tax gross-ups – We do not provide tax gross-ups, other than in accordance with our standard relocation policy.
OWNERSHIP POLICY
We have a long-standing executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the amounts shown below within five years from the date the NEO first becomes subject to the policy. The ownership multiple for our CEO is aligned with the highest level implemented by our peers.

Role	Salary Multiple
CEO	8 times base salary
Other Executive Officers	3 times base salary
Each NEO except Mr. Charnaux, who rejoined Hilton in 2025, currently satisfies the stock ownership requirement above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to our IPO.

34	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
CLAWBACK POLICY
We have a clawback policy for our incentive compensation, which reflects the applicable SEC and NYSE rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act, as required. The Committee determined that it may be appropriate to recover annual and/or LTI compensation from its current or former officers subject to reporting under Section 16 of the Exchange Act or any other Team Member designated by the Committee in specified situations. These situations include if such Team Member was overpaid as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law). If these situations occur, the Committee will review the incentive compensation paid, granted, vested, or accrued based on the prior inaccurate results and seek recovery of any excess incentive compensation paid or awarded as a result of such inaccurate results. In addition, we have a Detrimental Activity Policy in which the Committee may cancel outstanding awards or forfeit gains realized and require repayment of awards due to inappropriate behavior or break of restrictive covenants.
STOCK AWARD GRANTING POLICY
The annual grant of stock-based awards to our NEOs is approved on the date of the first regularly scheduled Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times: (i) to attract new hires; (ii) to recognize Team Members for special achievements or for retention purposes; (iii) to new Team Members as a result of the acquisition of another company; or (iv) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan, or practice to time our equity grants in coordination with the release of material, non-public information. During the last fiscal year, neither the Board nor the Committee took material, nonpublic information into account when determining the timing or terms of stock-based awards, nor did the Company time the disclosure of material, nonpublic information for the purpose of affecting the value of executive compensation.
As required by Item 402(x) of the Securities Exchange Act of 1934, the following table presents information regarding stock options issued to our NEOs in 2025 during any period beginning four business days before the filing of Form 10-K or Form 10-Q, or the filing or furnishing of a Form 8-K that discloses material, nonpublic information (other than a Form 8-K disclosing a material new option grant under Item 5.02(e)), and ending one business day after the filing or furnishing of such report with the SEC.

Name	Grant Date	Number of Securities Underlying the Awards	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material, Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material, Nonpublic Information
Christopher J. Nassetta	2/27/2025	62,083	$259.10	$5,774,961	(1.6)%(1)
Kevin J. Jacobs	2/27/2025	18,383	$259.10	$1,709,987	(1.6)%(1)
Christopher W. Silcock	2/27/2025	13,417	$259.10	$1,248,049	(1.6)%(1)
Laura A. Fuentes	2/27/2025	7,325	$259.10	$681,372	(1.6)%(1)
(1)On March 4, 2025, the Company filed a Form 8-K disclosing Judith A. McHale's intention to retire from the Company's Board of Directors and Marissa A. Mayer's nomination for election to the Company's Board of Directors. This percentage is calculated using the closing price of a share of the Company’s common stock on March 3, 2025 and March 5, 2025 of $263.58 and $259.49, respectively.
RISK CONSIDERATIONS
The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes the following design features:
•Balances fixed and at-risk compensation
•Balances short-term cash and LTI compensation
•Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance, and the achievement of the Company's specific strategic business area and organizational strength objectives
•Caps the executives’ incentive compensation opportunities
•Provides the Committee with discretion to reduce the annual incentive amount awarded
•Specifies robust stock ownership requirements
•Provides for a clawback of the executive’s compensation in specified circumstances
•Prohibits pledging and hedging of Company stock

Hilton	PROXY STATEMENT	35

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
COMPENSATION COMMITTEE REPORT
The Committee has discussed and reviewed the above CD&A with management. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Submitted by the Compensation Committee of the Board of Directors:
Melanie L. Healey, Chair
Marissa A. Mayer
Douglas M. Steenland, Lead Independent Director

36	PROXY STATEMENT	Hilton

SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(4)(6) ($)	Total ($)
Christopher J. Nassetta President & Chief Executive Officer	2025	$1,300,000	—	$17,324,722	$5,774,961	$2,974,111	—	$300,606	$27,674,400
	2024	$1,300,000	—	$17,324,770	$5,774,955	$3,221,400	—	$336,842	$27,957,967
	2023	$1,300,000	—	$16,312,319	$5,437,461	$2,776,998	—	$729,686	$26,556,464
Kevin J. Jacobs EVP, Chief Financial Officer	2025	$1,000,000	—	$5,129,662	$1,709,987	$1,171,500	—	$18,285	$9,029,434
	2024	$1,000,000	—	$5,129,594	$1,710,000	$1,241,200	—	$13,800	$9,094,594
	2023	$990,385	—	$4,874,852	$1,624,955	$1,386,503	—	$57,226	$8,933,921
Christopher W. Silcock(7) President, Global Brands & Commercial Services	2025	$901,150	—	$3,744,254	$1,248,049	$946,867	$27,000	$292,951	$7,160,271
	2024	$831,624	—	$3,405,724	$1,135,298	$947,993	—	$287,141	$6,607,779
	2023	$705,167	—	$2,531,573	$843,869	$1,020,282	$51,000	$258,902	$5,410,793
Christian H. Charnaux EVP, Chief Development Officer	2025	$366,154	$250,000	$4,524,528	$674,988	$442,196	—	$471,189	$6,729,055
Laura A. Fuentes EVP, Chief Human Resources Officer & Head of HSM	2025	$782,106	—	$2,043,781	$681,372	$941,946	—	$28,119	$4,477,324
	2024	$754,875	—	$1,859,095	$619,733	$962,945	—	$13,800	$4,210,448
	2023	$725,813	—	$1,640,398	$546,849	$1,068,724	—	$16,950	$3,998,734
(1)Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s Team Member benefit plans.
(2)Represents the sign-on bonus awarded to Mr. Charnaux to offset compensation opportunities forfeited upon leaving his prior employer.
(3)Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 15: "Share-Based Compensation" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts for the PSUs included within the total "Stock Awards" column reflect the grant date fair value based upon the probable outcome of the performance conditions (as described under "PSUs Granted in 2025") as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the 2025 PSUs would have been: Mr. Nassetta — $23,099,801, Mr. Jacobs — $6,839,722, Mr. Silcock — $4,992,339, Mr. Charnaux — $2,699,837, and Ms. Fuentes — $2,725,214. For Mr. Charnaux, stock awards include sign-on RSUs awarded to offset compensation opportunities forfeited upon leaving his prior employer that have a four-year ratable vesting schedule.
(4)In accordance with the SEC’s rules, any dividend equivalents that accrued on the executives’ RSUs and PSUs are not reported above because dividends were factored into the grant date fair value of these awards.
(5)Amounts reported represent the aggregate change in the actuarial present value of Mr. Silcock’s accumulated benefits under the U.K. Pension Plan as of December 31 of the respective year. The actuarial present value has been derived in accordance with GAAP. For discussion on the U.K. Pension Plan and assumptions used, refer to Note 14: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.
(6)For a description of our perquisites, see "Other Benefits and Perquisites" in the CD&A. Perquisites and other personal benefits for an NEO are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Amounts in the "All Other Compensation" column for 2025 include:

Name	Company 401(k) Match(a) ($)	Personal Use of Company Aircraft(b) ($)	Executive Physical ($)	Other(c) ($)	Total ($)
Christopher J. Nassetta	$14,000	$264,805	$3,500	$18,301	$300,606
Kevin J. Jacobs	$14,000	—	$4,285	—	$18,285
Christopher W. Silcock(7)	—	—	—	$292,951	$292,951
Christian H. Charnaux	—	—	—	$471,189	$471,189
Laura A. Fuentes	$14,000	—	$3,750	$10,369	$28,119
(a)Company contributions to the 401(k) for Mr. Nassetta, Mr. Jacobs, and Ms. Fuentes.
(b)The amount reported reflects incremental costs of $262,081 for personal use of Company and charter aircraft by Mr. Nassetta (and by members of his family and guests). The incremental cost of personal use of Company aircraft is determined by calculating an hourly variable rate (e.g., fuel, catering, certain maintenance costs, landing fees, crew travel, and other miscellaneous variable costs) for the aircraft and then multiplying the result by the hours flown for personal use and flight hours for plane repositioning (or "deadhead") flights associated with personal use of Company aircraft. The amount does not include the fixed costs that do not change based on usage, such as crew salaries and hangar storage costs. In addition, family members and guests of Mr. Nassetta occasionally accompany him on business travel on Company aircraft, for which we incurred $2,724 of incremental costs attributable to the total catering costs incurred on such flights. Incremental costs for any personal use of charter aircraft reflect the full cost charged to the Company for the charters.
(c)Reflects all employer-paid expenses incurred at Company-branded hotels while on personal travel as permitted under our travel perquisite program: Mr. Nassetta (and members of his family) — $18,301; Mr. Charnaux — $19,413; and Ms. Fuentes — $10,321. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges, and other on-site services. For Mr. Silcock, this column includes expenses associated with his spouse attending business events — $519, and benefits which are customary for the region: (i) his election to receive cash in lieu of participation in a defined contribution pension plan — $270,345; (ii) car allowance — $15,337; and (iii) long-term disability coverage — $6,750. For Mr. Charnaux, this column also includes $451,776 in relocation-related benefits, including $127,808 in tax gross-ups in accordance with our standard relocation policy. For Ms. Fuentes, this column also includes expenses associated with identity theft protection coverage.
(7)Mr. Silcock’s cash compensation (i.e., salary, non-equity incentive plan compensation, and all other compensation) is denominated and paid in GBP; the amounts reported above reflect the average exchange rate of 1.31763, 1.27811, and 1.24305 USD per GBP for the years ended December 31, 2025, 2024, and 2023, respectively.

Hilton	PROXY STATEMENT	37

2025 GRANTS OF PLAN-BASED AWARDS
The following table sets forth grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$1,300,000	$2,600,000	$5,200,000	—	—	—	—	—	—	—
	RSUs	2/27/25	—	—	—	—	—	—	22,288	—	—	$5,774,821
	Stock Options	2/27/25	—	—	—	—	—	—	—	62,083	$259.10	$5,774,961
	PSUs	2/27/25	—	—	—	22,288	44,577	89,154	—	—	—	$11,549,901
Kevin J. Jacobs	Annual Cash Incentive	—	$500,000	$1,000,000	$2,000,000	—	—	—	—	—	—	—
	RSUs	2/27/25	—	—	—	—	—	—	6,599	—	—	$1,709,801
	Stock Options	2/27/25	—	—	—	—	—	—	—	18,383	$259.10	$1,709,987
	PSUs	2/27/25	—	—	—	6,599	13,199	26,398	—	—	—	$3,419,861
Christopher W. Silcock	Annual Cash Incentive(4)	—	$453,133	$906,266	$1,812,532	—	—	—	—	—	—	—
	RSUs	2/27/25	—	—	—	—	—	—	4,817	—	—	$1,248,085
	Stock Options	2/27/25	—	—	—	—	—	—	—	13,417	$259.10	$1,248,049
	PSUs	2/27/25	—	—	—	4,817	9,634	19,268	—	—	—	$2,496,169
Christian H. Charnaux	Annual Cash Incentive	—	$201,640	$403,280	$806,560	—	—	—	—	—	—	—
	RSUs	8/5/25	—	—	—	—	—	—	2,594	—	—	$674,829
	RSUs(5)	8/5/25	—	—	—	—	—	—	9,609	—	—	$2,499,781
	Stock Options	8/5/25	—	—	—	—	—	—	—	7,085	$260.15	$674,988
	PSUs	8/5/25	—	—	—	2,594	5,189	10,378	—	—	—	$1,349,918
Laura A. Fuentes	Annual Cash Incentive	—	$393,625	$787,250	$1,574,500	—	—	—	—	—	—	—
	RSUs	2/27/25	—	—	—	—	—	—	2,629	—	—	$681,174
	Stock Options	2/27/25	—	—	—	—	—	—	—	7,325	$259.10	$681,372
	PSUs	2/27/25	—	—	—	2,629	5,259	10,518	—	—	—	$1,362,607
(1)Reflects the possible payouts under the 2025 annual cash incentive program. The actual amounts paid are described in the "Non-Equity Incentive Plan Compensation" column of the SCT. Mr. Charnaux's target annual cash incentive opportunity was prorated to reflect the portion he worked in 2025 after rejoining Hilton in July 2025.
(2)As described in further detail under "Long-Term Incentive ("LTI") Program" and “PSUs Granted in 2025," the PSUs granted were based on four equally weighted metrics, Adjusted EBITDA, FCF per share, NUG CAGR, and RPI Growth, and will vest after a three-year period ending on December 31, 2027. Amounts reported in the "Threshold" column assume that 50% of the target PSUs will vest and amounts reported in the "Maximum" column assume that 200% of the target PSUs will vest.
(3)Computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 15: "Share-Based Compensation" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant. The grant date fair value of the PSUs were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions, as described under "PSUs Granted in 2025" as of the grant date.
(4)For Mr. Silcock, the annual cash incentive amounts reported above were converted to USD as described under "Base Salary."
(5)For Mr. Charnaux, represents sign-on RSUs awarded to offset compensation opportunities forfeited upon leaving his prior employer that have a four-year ratable vesting schedule.

38	PROXY STATEMENT	Hilton

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2025.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)(4) ($)
Christopher J. Nassetta	2/18/16	114,289	—	$41.41	2/18/26	—		—	—	—
	2/27/17	124,007	—	$58.02	2/27/27	—		—	—	—
	3/1/18	166,452	—	$79.35	3/1/28	—		—	—	—
	2/28/19	204,577	—	$83.10	2/28/29	—		—	—	—
	3/3/20	212,796	—	$93.33	3/3/30	—		—	—	—
	3/3/21	111,026	—	$123.13	3/3/31	—		—	—	—
	2/25/22	89,320	—	$150.67	2/25/32	—		—	—	—
	3/2/23	69,284	34,643	$146.19	3/2/33	—		—	—	—
	2/28/24	27,017	54,035	$203.96	2/28/34	14,157	(5)	$4,066,598	70,785	$20,332,991
	2/27/25	—	62,083	$259.10	2/27/35	22,288	(5)	$6,402,228	44,577	$12,804,743
Kevin J. Jacobs	2/28/19	12,848	—	$83.10	2/28/29	—		—	—	—
	3/3/20	29,110	—	$93.33	3/3/30	—		—	—	—
	3/3/21	28,538	—	$123.13	3/3/31	—		—	—	—
	2/25/22	27,370	—	$150.67	2/25/32	—		—	—	—
	3/2/23	20,705	10,353	$146.19	3/2/33	—		—	—	—
	2/28/24	7,999	16,001	$203.96	2/28/34	4,192	(5)	$1,204,152	20,958	$6,020,186
	2/27/25	—	18,383	$259.10	2/27/35	6,599	(5)	$1,895,563	13,199	$3,791,413
Christopher W. Silcock	2/27/17	15,638	—	$58.02	2/27/27	—		—	—	—
	3/1/18	10,513	—	$79.35	3/1/28	—		—	—	—
	2/28/19	13,994	—	$83.10	2/28/29	—		—	—	—
	3/3/20	15,836	—	$93.33	3/3/30	—		—	—	—
	3/3/21	9,760	—	$123.13	3/3/31	—		—	—	—
	2/25/22	12,461	—	$150.67	2/25/32	—		—	—	—
	3/2/23	10,752	5,377	$146.19	3/2/33	—		—	—	—
	2/28/24	5,311	10,623	$203.96	2/28/34	2,783	(5)	$799,417	13,915	$3,997,084
	2/27/25	—	13,417	$259.10	2/27/35	4,817	(5)	$1,383,683	9,634	$2,767,367
Christian H. Charnaux	8/5/25	—	7,085	$260.15	8/5/35	2,594	(6)	$745,127	5,189	$1,490,540
	8/5/25	—	—	—	—	9,609	(7)	$2,760,185	—	—
Laura A. Fuentes	2/27/17	7,936	—	$58.02	2/27/27	—		—	—	—
	3/1/18	4,888	—	$79.35	3/1/28	—		—	—	—
	2/28/19	6,226	—	$83.10	2/28/29	—		—	—	—
	3/3/20	6,724	—	$93.33	3/3/30	—		—	—	—
	3/3/21	7,509	—	$123.13	3/3/31	—		—	—	—
	2/25/22	9,012	—	$150.67	2/25/32	—		—	—	—
	3/2/23	6,967	3,485	$146.19	3/2/33	—		—	—	—
	2/28/24	2,899	5,799	$203.96	2/28/34	1,519	(5)	$436,333	7,596	$2,181,951
	2/27/25	—	7,325	$259.10	2/27/35	2,629	(5)	$755,180	5,259	$1,510,648
(1)Stock options granted in 2016 and 2017 vested in three equal annual installments beginning the following February, on approximately the first anniversary of the grant date. Stock options granted in 2018 through 2025 vest in three equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date. Stock options granted to Mr. Charnaux vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)For information on vesting upon specified termination events or a change in control, see "Potential Payments Upon Termination or Change in Control ("CIC")."
(3)Amounts reported are based on the NYSE closing price of our common stock of $287.25 on December 31, 2025, the last trading day of the year, multiplied by the number of outstanding shares.
(4)PSUs vest according to four equally weighted performance metrics (Adjusted EBITDA, FCF per share, NUG CAGR, and RPI Growth; defined under "PSUs Granted in 2025") at the end of the performance periods. In the table above, the number and market value of the PSUs reported reflect the following achievement based on the Company’s performance as of December 31, 2025: for 2024 PSUs, NUG CAGR reflects maximum and Adjusted EBITDA, FCF per share, and RPI Growth reflect target; for 2025 PSUs, Adjusted EBITDA, FCF per share, NUG CAGR, and RPI Growth reflect target. The actual number of units that will be distributed is not yet determinable.
(5)RSUs granted in 2024 and 2025 vest in two equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(6)RSUs granted to Mr. Charnaux that vest in two equal annual installments beginning on the first anniversary of the grant date.
(7)Sign-on RSUs granted to Mr. Charnaux that vest in four equal annual installments beginning on the first anniversary of the grant date.

Hilton	PROXY STATEMENT	39

2025 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding options that were exercised and shares that vested during 2025 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Christopher J. Nassetta	71,125	$15,015,802	119,416	$33,526,959
Kevin J. Jacobs	—	—	35,647	$10,008,842
Christopher W. Silcock	16,891	$3,768,710	19,117	$5,357,173
Christian H. Charnaux	—	—	—	—
Laura A. Fuentes	—	—	12,103	$3,396,371
(1)Reflects the value realized (market price less the exercise price) upon exercising the stock options.
(2)Includes shares received from the vesting of RSUs granted in 2023 and 2024 and vested in 2025.
The performance awards granted in 2023 vested on December 31, 2025 and are described under "Payout of 2023 PSUs." The common stock underlying the 2023 PSUs were issued to our NEOs in the following amounts and market values based on our NYSE closing price of $313.35 on February 25, 2026, the date the Board certified performance achievement and the PSUs settled: 86,662 shares and $27,155,538 for Mr. Nassetta; 25,898 shares and $8,115,138 for Mr. Jacobs; 13,448 shares and $4,213,931 for Mr. Silcock; and 8,714 shares and $2,730,532 for Ms. Fuentes.
(3)Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.
2025 PENSION BENEFITS
The table below provides information as of December 31, 2025, for our NEO who participates in a defined benefit pension plan and ceased further pensionable service under the plan in 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Christopher W. Silcock	U.K. Pension Plan(2)	6	$325,000	—
Christian H. Charnaux		—	—	—
Laura A. Fuentes		—	—	—
(1)For discussion on the U.K. Pension Plan and assumptions used in the actuarial present value, refer to Note 14: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(2)The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly upon retiring in accordance with the terms of the plan. The funds are invested through a trustee, who has full investment discretion. Mr. Silcock ceased pensionable service in the U.K. Pension Plan in 2009, and has a preserved pension based on his pensionable service and final pensionable salary at that time. Mr. Silcock has not contributed to the plan since then and the only increases applied to his benefit have been annual statutory increases. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as tax relief on Team Member contributions and a tax-free cash payment at retirement.

40	PROXY STATEMENT	Hilton

2025 NONQUALIFIED DEFERRED COMPENSATION
The table below provides information as of December 31, 2025, for those NEOs who have a balance in the EDCP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Nassetta	—	—	$18,820	—	$263,617
Kevin J. Jacobs	—	—	—	—	—
Christopher W. Silcock	—	—	—	—	—
Christian H. Charnaux	—	—	—	—	—
Laura A. Fuentes	—	—	—	—	—
(1)The amount in this column is not reported as compensation for fiscal year 2025 in the SCT since it does not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2025 ranged from 0.62% to 32.23%.
(2)The EDCP is frozen and accordingly, Mr. Nassetta made no contributions during fiscal years 2023, 2024, or 2025 and, therefore, no amounts in this column have previously been reported in the SCT.
The EDCP was frozen as of December 31, 2018. No new participants or deferrals are permitted, but current participants may continue to make investment choices for their existing balances at any time. Previously, eligible Team Members could defer up to 80% of their annual salary and up to 100% of their annual cash incentive. Contributions consisted solely of participants' elective deferral contributions and the Company did not provide matching contributions. Investment options include a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses are credited to the participants' accounts daily, net of expenses. Earnings are always 100% vested.
Participants could elect to receive in-service distributions when they made their deferral elections or in certain cases of financial hardship, participants could access funds early. Each participant made payout elections for termination and retirement, with options for a lump sum payment or installments of up to 20 years in the case of retirement, and 5 years in the case of termination or in-service distributions. In the event of a change in control, all deferred compensation accounts will be distributed.

Hilton	PROXY STATEMENT	41

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL ("CIC")

SEVERANCE PLAN
The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our executive severance plan (the "Severance Plan") allows executives to focus on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.
Under the terms of the Severance Plan approved by the Committee, if an eligible executive’s employment is terminated by us without "cause," or if the eligible Team Member terminates his or her employment for "good reason" (each, a "qualifying termination"), then, subject to the eligible Team Member's execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, the executive will be eligible to receive a severance payment amount based on their position, base salary, and target annual cash incentive. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of his or her annual base salary and target annual cash incentive at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described under "Potential Payments Upon Termination or CIC" below.
The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a CIC except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable golden parachute excise taxes under Internal Revenue Code Section 4999.
In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation, and the respective executive’s compliance with specified post-termination restrictive covenants.

TREATMENT OF LTI AWARDS UPON TERMINATION, CIC, OR RETIREMENT
Each equity-based award subjects the holder to restrictive covenants, including post-employment covenants not to solicit the Company’s Team Members or customers and not to compete against the Company for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality, and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, all vested and unvested options terminate, all other unvested awards are forfeited, and the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or other disposition or distributions in respect of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy (described in the “Clawback Policy” section). Additional provisions are outlined in the table below.

Award Type	Provisions for Unvested Awards
PSUs
•Death or "disability" (as defined in the Incentive Plans) – Immediately vest at target levels
•"Change in control" (as defined in the Incentive Plans) – Immediate vesting occurs only if there is a qualifying termination (as described in the applicable award agreement) within 12 months following a CIC (a "double trigger")(1)
•Retirement – Prorated portion will remain outstanding and eligible to vest at the end of the performance period based on actual performance(2)(3)
•Other reasons – Forfeited unvested(4)

RSUs
•Death or disability – Immediately vest
•Change in control – Immediate vesting occurs only upon a double trigger(1)
•Retirement – Continue to vest according to the original vesting schedule(3)
•Other reasons – Forfeited unvested(4)

Stock Options(5)
•Death or disability – Immediately vest and become exercisable
•Change in control – Immediate vesting occurs only upon a double trigger(1)
•Retirement – Continue to vest according to the original vesting schedule(3)
•Other reasons – Forfeited unvested(4)

(1)Upon a CIC without a qualifying termination event, unvested awards continue to vest according to their original schedule. For PSUs, the number of units subject to each award will be based on actual performance through the most recently completed fiscal quarter prior to the CIC or at a level as determined by the Committee in its good faith discretion.
(2)Prorated based on the number of days in the applicable three-year period that have elapsed prior to termination.
(3)"Retirement” is defined as a termination of employment for any reason (other than for cause when grounds for cause exist or due to death or disability) after having reached age 55 and achieved at least 10 years of service, provided that the grant was made at least 6 months prior to the executive’s retirement.
(4)Termination for any other reason generally results in forfeiture of all unvested awards.

42	PROXY STATEMENT	Hilton

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ("CIC")
(5)Upon death or disability, vested options remain exercisable for one year. Upon a double trigger following CIC, vested options remain exercisable for 90 days. Upon retirement, vested options remain exercisable up to five years from retirement. Upon termination for other reasons, vested options remain exercisable for 90 days. In no case will options remain exercisable later than the original expiration date.

POTENTIAL PAYMENTS UPON TERMINATION OR CIC
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans assuming a termination of employment on December 31, 2025. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms, or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the "2025 Nonqualified Deferred Compensation" table.
Because the disclosures in the table assume the occurrence of a termination as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices, and the type of termination event that occurs.

Name	Qualifying Termination(1) ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(2) ($)
Christopher J. Nassetta
Cash Severance(1)	$11,661,000	$11,661,000	$2,600,000
Equity Awards(3)	—	$49,837,869	$50,674,915
Continuation of Benefits(4)	$95,890	$95,890	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$150,000	$150,000	$150,000
Total Value of Benefits	$11,936,890	$61,774,759	$53,424,915
Kevin J. Jacobs
Cash Severance(1)	$4,000,000	$4,000,000	$1,000,000
Equity Awards(3)	—	$14,769,576	$15,018,048
Continuation of Benefits(4)	$48,192	$48,192	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$115,385	$115,385	$115,385
Total Value of Benefits	$4,193,577	$18,963,153	$16,133,433
Christopher W. Silcock(7)
Cash Severance(1)	$3,625,064	$3,625,064	$906,266
Equity Awards(3)	—	$10,002,774	$10,169,092
Continuation of Benefits(4)	$9,051	$9,051	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	—	—	—
Total Value of Benefits	$3,664,115	$13,666,889	$11,075,358
Christian H. Charnaux
Cash Severance(1)	$3,200,000	$3,200,000	$403,280
Equity Awards(3)	—	$5,180,387	$5,187,855
Continuation of Benefits(4)	$26,841	$26,841	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$28,165	$28,165	$28,165
Total Value of Benefits	$3,285,006	$8,465,393	$5,619,300
Laura A. Fuentes
Cash Severance(1)	$3,149,000	$3,149,000	$787,250
Equity Awards(3)	—	$5,537,512	$5,628,571
Continuation of Benefits(4)	$38,030	$38,030	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$81,753	$81,753	$81,753
Total Value of Benefits	$3,298,783	$8,836,295	$6,497,574
(1)For purposes of the cash severance amounts in the table above, a "qualifying termination" means (x) as defined under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for "good reason" and (y) as defined under the Incentive Plans, a termination by the Company without "cause." An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a CIC.
Under the Severance Plan, whether or not in connection with a CIC, each NEO would have been entitled to receive a cash severance amount equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of the executive’s annual base salary and annual cash incentive award payable at target, each as in effect at the date of termination.
If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated annual cash incentive. Amounts reported under "Death or Disability" for each NEO reflect each NEO’s target annual cash incentive for the year ended December 31, 2025.
(2)In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. Mr. Silcock is eligible for four times his base salary at death. All of our other NEOs are eligible for one times their regular annual eligible

Hilton	PROXY STATEMENT	43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ("CIC")
wages at death. Therefore, if such benefits were triggered for the NEOs on December 31, 2025 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta — $2,500,000; Mr. Jacobs — $2,242,000; Mr. Silcock — $3,502,261; Mr. Charnaux — $800,000; and Ms. Fuentes — $1,751,000.
(3)Amounts represent the value of the acceleration of any unvested equity awards, assuming the acceleration occurred on December 31, 2025 and based on our NYSE closing price of $287.25 on December 31, 2025, the last trading day of the year. Provisions for unvested awards are discussed in further detail under "Treatment of LTI Awards Upon Termination, CIC, or Retirement."
•PSUs: If the NEO’s employment terminates as a result of death or disability, the PSUs then outstanding and eligible to vest will immediately vest at target levels. Upon a double trigger CIC event, the PSUs then outstanding and eligible to vest will immediately vest based on actual performance through the most recently completed fiscal quarter or at a level as determined by the Committee in its good faith discretion. The amounts reported in the table above for double trigger vesting are based on the Company’s performance as of December 31, 2025.
•RSUs: Upon a double trigger following a CIC or due to the executive’s death or disability, all unvested RSUs will immediately vest.
•Stock options: Upon a double trigger following a CIC or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reflect the "spread," or difference between the exercise price and closing price as of December 31, 2025.
•Amounts in the table above do not include accrued dividends on unvested equity awards. Accrued dividends as of December 31, 2025 were approximately: $104,414 for Mr. Nassetta; $30,916 for Mr. Jacobs; $21,114 for Mr. Silcock; $5,218 for Mr. Charnaux; and $11,525 for Ms. Fuentes.
(4)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination may be entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2025 rates.
(5)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $30,000 for each NEO.
(6)Amounts shown represent accrued but unused vacation days.
(7)The non-equity award dollar amounts reported above for Mr. Silcock were converted to USD as described under "Base Salary." As required under U.K. law, we are party to an employment agreement with Mr. Silcock. Pursuant to the agreement, Mr. Silcock is entitled to six months’ notice of the termination of his employment. His agreement does not otherwise provide for any severance payments or benefits, and we would expect that any such payments and benefits would be paid pursuant to the Severance Plan in the event his employment is terminated.
PAY RATIO
For the fiscal year ended December 31, 2025, we estimate that the ratio of the 2025 annual total compensation of our CEO, which was $27,692,276(1), to the 2025 annual total compensation of our median employee, which was $50,461(2), was 549:1.
In accordance with SEC rules, we have concluded that it would be appropriate to use the 2023 median employee for our 2025 pay ratio calculation, given that there has neither been a material change in our employee population or median employee compensation arrangements that would significantly impact our pay ratio. To identify the median employee in 2023, we used the methodology described below:
•As of October 1, 2023, the date chosen for identifying the median employee, we collected data for all employees globally and used base pay as our consistently applied compensation measure. For hourly workers, we calculated annual base pay based on a reasonable estimate of hours worked during 2023, and we used salary levels for salaried employees. We annualized pay for all permanent employees who were employed for less than the full fiscal year. Consistent with SEC guidance, we used reasonable estimates to determine the base pay for a small portion of our employee population.
•Once base pay information was gathered for the workforce, we identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
(1)For purposes of the pay ratio disclosure, the CEO’s annual total compensation includes the amount reported in the "Total" column of the SCT, plus the CEO’s Company-paid healthcare costs.
(2)The median employee's total compensation includes the employee’s Company 401(k) match and Company-paid healthcare costs, as applicable.

44	PROXY STATEMENT	Hilton

PAY VERSUS PERFORMANCE
The following table presents summary information regarding the Compensation Actually Paid ("CAP") to our NEOs, total shareholder returns, and financial performance metrics for the fiscal years indicated. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized or how the Committee evaluates compensation decisions in light of Company or individual performance. For a discussion of how the Committee seeks to align pay with performance when making compensation decisions, refer to our CD&A beginning on page 22.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(1)(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return(3) ($)	Net Income ($, in millions)	Adjusted EBITDA(4) ($, in millions)
2025	$27,674,400	$38,013,198	$6,849,021	$8,497,143	$261.39	$226.60	$1,461	$3,725
2024	$27,957,967	$58,773,265	$6,384,084	$10,833,541	$224.40	$199.57	$1,539	$3,429
2023	$26,556,464	$56,800,036	$5,788,921	$10,477,589	$164.86	$150.99	$1,151	$3,089
2022	$23,532,938	$8,350,685	$5,390,298	$3,187,416	$113.95	$90.79	$1,257	$2,599
2021	$23,285,248	$78,651,629	$4,824,360	$12,470,862	$140.20	$119.84	$407	$1,629
(1)Mr. Nassetta (our CEO), Mr. Jacobs, and Mr. Silcock are included in each of the covered years; Ms. Fuentes is included in 2023 through 2025; Mr. Charnaux is included in 2025; Ms. D'Angelo (former NEO) is included in 2024; Mr. Schuyler (former NEO) is included in 2021 through 2023; Ms.Campbell (former NEO) is included in 2021 and 2022
(2)The following table details the adjustments to the SCT totals to determine CAP for the year ended December 31, 2025 (the "Covered Year"):

	CEO	Average Non-CEO NEOs
SCT Total	$27,674,400	$6,849,021
Less: Grant Date Fair Value of Equity Awards in SCT	($23,099,683)	($4,939,155)
Less: Change in Pension Value in SCT	—	($6,750)
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Year(a)(b)	$25,510,958	$5,457,264
Add: Change in Fair Value from the End of the Prior Fiscal Year of Equity Awards Vested in Covered Year as of Vesting Date (Granted in Prior Fiscal Years)(a)(b)	$3,789,294	$527,885
Add: Change in Fair Value from the End of the Prior Fiscal Year of Outstanding and Unvested Equity Awards as of Covered Year End (Granted in Prior Fiscal Years)(a)(b)	$4,138,229	$608,878
Compensation Actually Paid	$38,013,198	$8,497,143
(a)For stock options, the fair values were determined using the Black Scholes-Merton option-pricing model using the assumptions as of the vesting dates or year end for the year ended December 31, 2025 as included in the table below.

Valuation Date Stock Price	$263.58 - $287.25
Expected Volatility	26.32% - 28.33%
Dividend Yield	0.22% - 0.24%
Risk-Free Rate	3.55% - 3.88%
Expected Term (in Years)	3.5 - 5.6
Fair Value Per Stock Option	$102.09 - $158.91
Expected volatility is estimated using a blended approach of historical and implied volatility. Dividend yields are based on Hilton's expected quarterly dividend and the three-month average stock price. Risk-free rates are based on the yields of U.S. Department of Treasury instruments with similar expected terms. Expected terms are generally estimated based on the midpoint of the remaining time to vest and the contractual terms of the stock options, consistent with the original approach used at grant, and taking into account the circumstances of the grant at the measurement date and other relevant factors under GAAP.
(b)For PSUs and RSUs, the fair values are based on the closing price of our common stock on the NYSE on the vesting dates or year end, as applicable. For unvested PSUs, fair values were based upon management's best estimate of the projected achievement of our performance metrics as of year end. For vested PSUs, fair value as of the vesting date reflects the valuation described in the "Option Exercises and Stock Vested" table.
(3)Reflects the S&P 500 Hotels, Resorts & Cruise Lines Index ("S&P Hotels Index").
(4)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. See Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.

Hilton	PROXY STATEMENT	45

PAY VERSUS PERFORMANCE
The illustrations that follow present the relationships between: (i) CAP and TSR, (ii) CAP and net income, (iii) CAP and Adjusted EBITDA, and (iv) TSR and Peer Group TSR, as disclosed in the table above. The changes in CAP to our CEO were primarily driven by our stock price, which increased 16% in 2025 from 2024, increased 36% in 2024 from 2023, increased 44% in 2023 from 2022, and decreased 19% in 2022 from 2021, as well as our changes in the projected achievement of our PSUs, which, on average increased in 2021 through 2024 and decreased in 2025. Further, our PSUs are based on management's best estimate of the projected achievement of our performance metrics at the end of each performance period and therefore may not consistently correlate with the Company's financial performance in the respective covered year.
The tabular list that follows indicates the performance measures that we believe represent the most important measures we use to link CAP to company performance for the most recently completed fiscal year:

Performance Measures
Adjusted EBITDA
FCF Per Share
Net Unit Growth
RevPAR Index
Stock Price

46	PROXY STATEMENT	Hilton

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
In March 2026, upon the recommendation of the Committee, our Board unanimously approved the Hilton Amended and Restated 2017 Omnibus Incentive Plan (the “Amended Plan”). Stockholders are being asked to consider and approve the Amended Plan. The Amended Plan will allow us to continue granting equity-based and cash-based awards to executive officers, directors, and other key Team Members to properly incentivize such individuals by aligning their interests with the interests of the Company’s stockholders. The Company has granted equity-based and cash-based incentive awards under the existing Hilton 2017 Omnibus Incentive Plan (the “Existing Plan”) since 2017, however, the Existing Plan is currently scheduled to expire in April 2027. If the Amended Plan is not approved by stockholders at the Annual Meeting, then the Existing Plan will expire by its terms, and the Company will be unable to grant equity-based awards to our key executive officers, directors, and Team Members thereafter. As of March 20, 2026, 8,716,712 shares of common stock (the “Remaining Reserve”) remained available for future grants of equity-based awards under the Existing Plan. The proposed Amended Plan will have a remaining reserve of up to 9,562,712 shares of common stock, which represents an increase of 846,000 shares of common stock above the current Remaining Reserve.
The Amended Plan is substantially similar to the Existing Plan, except for the following primary changes:
•the term of the plan has been extended for another 10 years (i.e., until May 14, 2036);
•846,000 shares have been added to the Remaining Reserve under the plan;
•certain “liberal share recycling” features have been removed;
•certain legacy provisions and annual limitations on certain types of award grants that had been intended to address the former performance-based compensation requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which are no longer applicable under current law, have been removed; and
•other technical edits and updates have been made that are intended to help conform the plan to best practices.

DESCRIPTION AND PURPOSE OF THE AMENDED PLAN

The Amended Plan design allows the Company to
•Align Team Members and stockholder interests to create stockholder value
•Attract, retain, and motivate highly qualified Team Members and non-employee directors to ensure the Company’s continued success
•Drive long-term financial and operational performance
•Adapt to evolving best practices in compensation
•Ensure the Company’s equity-based compensation remains competitive, market-aligned, and responsive to changes in the business landscape

HIGHLIGHTS OF THE AMENDED PLAN
The Amended Plan continues many of the key corporate governance features that are currently included in the Existing Plan, but these existing features have been refined to reflect market and evolving corporate governance best practices. These changes are intended to align the Amended Plan with prevailing governance practices and provide greater transparency regarding potential dilution to stockholders.
Key features of the Amended Plan are highlighted below and are substantially similar to the Existing Plan (with notable changes described above).

The Amended Plan does:
Provide for a minimum one-year vesting period, subject to a 5% carve-out and exceptions for CIC, death, disability, certain director awards, retirement, or involuntary or constructive terminations without cause
Contain a limit on the value of cash and equity-based awards that may be granted to individual non-employee directors in a year
Provide for forfeiture or clawback of awards under certain circumstances
Provide for administration by a committee of the Board consisting entirely of independent directors

The Amended Plan does not:
Permit direct or indirect repricing of underwater stock options without stockholder approval
Permit the grant of options with below-market exercise prices other than in connection with substitute awards
Contain any “evergreen” provisions that automatically add additional shares to the plan pool
Permit the grant of reload options
Provide for loans to pay exercise prices or taxes
Permit us to pay and deliver dividends or dividend equivalents for unvested equity awards

Hilton	PROXY STATEMENT	47

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

Permit us to pay dividends or dividend equivalents on outstanding stock options or stock appreciation rights ("SARs")
Permit the recycling of shares withheld or surrendered to pay the exercise price of an option or cover the strike price of a SAR or to satisfy related tax withholding obligations
Permit the recycling of shares repurchased by the Company using option or SAR exercise proceeds
Permit the recycling of shares underlying awards that are settled in cash (which were eligible for settlement in shares)

THE AMENDED PLAN TERMS
Upon approval by stockholders, the Amended Plan will supersede the Existing Plan.
We believe that the number of shares of our common stock requested to be reserved for equity-based awards under the Amended Plan represents a reasonable amount of potential equity dilution and will allow us to continue granting equity-based awards, which are an important component of our overall compensation program. Shares of common stock issued under the Amended Plan may come from newly issued, treasury, or reacquired shares, or any combination thereof.

EQUITY AWARD INFORMATION
In reaching our conclusion as to the appropriateness of the number of shares of common stock requested to be reserved for equity-based awards under the Amended Plan, we reviewed key metrics that are typically used to evaluate such recommendations including run rate and dilution.
The table below illustrates our historical grant practices under the Existing Plan:

Existing Plan Grant Details for Prior 3 Years
Year	Stock Options Granted (#)	RSUs Granted (Stock-Settled) (#)	DSUs Granted (#)	Performance- Based RSUs Earned (Stock-Settled) (#)	Total Granted (Stock-Settled) (#)	Weighted Average Shares Outstanding (#)	Run Rate(1) = Total Granted/Weighted Average Shares Outstanding
2025	220,104	398,102	10,094	310,587	938,887	235,943,258	0.40%
2024	264,319	473,061	9,184	461,872	1,208,436	247,649,807	0.49%
2023	341,275	603,968	10,936	492,648	1,448,827	261,525,255	0.55%
3-Year Average	275,233	491,710	10,071	421,702	1,198,717	248,372,773	0.48%
(1)Run rate measures how rapidly we are using the share pool under an incentive plan before taking into account shares returned to the share pool. For purposes of this calculation, the number of shares of common stock outstanding was based on the weighted average shares outstanding during each respective fiscal year as reported in Note 16: "Earnings Per Share" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

		Actual (as of March 20, 2026)
(a)	Remaining authorized but unissued shares under the Existing Plan	8,716,712
(b)	Proposed incremental number of new shares under the Amended Plan	846,000
(c)	Shares subject to outstanding awards (excluding shares subject to stock options)	1,238,389
(d)	Shares underlying stock options subject to outstanding awards	2,490,807
	— Weighted average exercise price	$147.41
	— Weighted average remaining term	5.57
(e)	Total awards outstanding (c+d)	3,729,196
(f)	Number of shares of common stock outstanding	228,795,935
(g)	Proposed new shares under the Amended Plan as a % of common stock Outstanding (b ÷ f)	0.37%
(h)	Total Potential Dilution ((a+b+e) / (a+b+e+f))	5.49%

SUMMARY OF THE AMENDED PLAN
This section summarizes the Amended Plan, and is qualified in its entirety by the full text of the Amended Plan, which is included as Annex B. Capitalized terms used below and not defined in this Proposal No. 5 are as defined in the Amended Plan.

Eligible Participants
•Any Team Member, director, officer, consultant, advisor, or other service provider to the Company or one of its subsidiaries (“Company Group”) (excluding, generally, Team Members covered by a collective bargaining agreement) selected by the Committee is eligible to receive awards under the Amended Plan.
•As of March 20, 2026, there were approximately 3,000 persons eligible to participate in the Amended Plan.
•We anticipate that future participation by Team Members and other individuals will be at levels similar to their past participation under the Existing Plan.

48	PROXY STATEMENT	Hilton

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

Administration	The Amended Plan is administered by the Committee. All members of the Committee are non-employee directors of the Company. The Committee has broad discretion to determine the individuals eligible for awards and the size, type, and terms of awards to be granted and to interpret the provisions of the Amended Plan. The Committee does not have discretion to accelerate minimum vesting except in the case of a CIC, death, disability, certain director awards, retirement, or involuntary or constructive terminations without cause which are intended to reflect customary market treatment.
Shares Available Under the Amended Plan
The Amended Plan has a pool of approximately 15,846,000 (inclusive of awards previously granted under the plan) which may be granted subject to awards described below.
•Shares subject to awards under the Amended Plan (or under the Company's predecessor stock plan) that expire, terminate, are cancelled, or forfeited will again become available for issuance under the Amended Plan.
•Shares subject to an award (other than an option or SAR) that are withheld in payment of taxes relating to the award, and not delivered to a participant, will be made again available for issuance under the Amended Plan.
•No more than 15,846,000 shares may be granted subject to incentive stock options.

Types of Awards
The Amended Plan allows for the granting of stock options (both non-qualified and incentive), SARs, restricted stock, restricted stock units, cash and stock-based performance compensation awards, dividend equivalents, and other stock-based awards.
•The Committee has the authority to grant and set the terms and conditions of awards made to participants, so long as such awards and the terms and conditions thereof are consistent with the provisions of the Amended Plan.
•Awards under the Amended Plan may be paid in cash, common shares, or as determined by the Committee.

Annual Award Limits (Non-Employee Directors)	No non-employee director may be granted equity-based awards under the Amended Plan in any one fiscal year for services as a non-employee director with an aggregate fair market value (determined on the award grant date) in excess of $1 million (taken together with any cash fees paid to the non-employee director during the fiscal year).
Minimum Vesting Condition	Except as provided below, all awards will have a minimum vesting condition of at least one year from the date of grant. This minimum vesting condition does not apply to awards (i) granted in connection with a CIC, (ii) as a result of a participant’s death or disability, (iii) granted to non-employee directors, which may vest on the earlier of the one-year anniversary of the date of grant or the Company’s next Annual Meeting, provided such vesting occurs no sooner than 50 weeks after the date of grant, or (iv) as a result of a participant’s retirement or involuntary or constructive termination without cause. Further, awards covering up to a maximum of five percent (5%) of the aggregate number of shares available for issuance under the Amended Plan may be issued without regard to any minimum vesting period requirements.
Stock Options and SARs
•A stock option is the right to purchase a specified number of shares of our common stock for a fixed exercise price and a SAR is the right to receive cash, common stock, or other property based on the increase in the value of a number of shares underlying the award over a fixed exercise price.
•Stock options and SARs must have an exercise price of no less than fair market value on the date of grant for awards, subject to a limited exception for awards assumed by the Company in corporate transactions.
•Fair market value of a share of common stock on a given date is determined by the closing price as reported on the NYSE on such date.
•Stock options and SARs may not have a term longer than ten years.

Restricted Stock and Restricted Stock Units
•Restricted stock is an award of shares of common stock which is subject to vesting conditions as determined by the Committee.
•A participant who has received an award of restricted stock has the right to vote and to accrue dividends on the underlying unvested shares; provided that no dividends will be payable with respect to an award of restricted stock unless and until the applicable vesting restrictions have lapsed, and in no event prior thereto. No dividends will be paid on unvested shares which are forfeited.
•Restricted stock units are awards that represent the right to receive, upon the expiration of the applicable restricted period, shares of common stock or cash which will vest as determined by the Committee.
•A participant who has received an award of restricted stock units will have no right to vote the underlying shares but may receive dividend equivalents if determined by the Committee in an award agreement or otherwise; provided that no dividend equivalents will be payable with respect to an award of restricted stock units unless and until the applicable vesting restrictions have lapsed and the restricted stock units have settled, and in no event prior thereto. No dividend equivalents will be paid on restricted stock units which are forfeited.

Performance Compensation Awards	Performance compensation awards are amounts payable in shares of common stock or cash (as granted), with the amount of the award based on the degree to which performance objectives are achieved during a specified period, subject to determination of performance results by the Committee.

Hilton	PROXY STATEMENT	49

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

Performance Criteria	Specific performance criteria for purposes of performance compensation awards may include, but are not limited to, one or more of the following, as determined by the Committee. Such performance criteria may be determined in accordance with GAAP or on a non-GAAP basis and may relate to performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing): net earnings or net income (before or after taxes); basic or diluted earnings per share (before or after taxes); net revenue or net revenue growth; gross revenue or gross revenue growth, gross profit or gross profit growth; net operating profit (before or after taxes); return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); cashflow and/or growth measures (including, but not limited to, gross or adjusted cash flow, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT, EBITDA, and adjusted EBITDA); gross or net operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets or cost reduction goals, general and administrative expense savings; operating efficiency; objective measures of customer satisfaction; working capital targets; measures of economic value added or other ‘value creation’ metrics; inventory control; enterprise value; sales; stockholder return; competitive market metrics; employee retention; timely completion of new product rollouts; timely opening of new facilities; objective measures of personal targets, goals or completion of projects (including, but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); system-wide revenues; franchise and/or royalty income; comparisons of continuing operations to other operations; market share; cost of capital, debt leverage year-end cash position, or book value; strategic objectives, development of new product lines and related revenue, sales and margin targets; franchisee growth and retention, co-branding or international operations; management fee or licensing fee growth; capital expenditures; guest satisfaction; RevPAR (revenue per available room); any combination of the foregoing. Following the completion of a Performance Period, the Committee will review and determine whether and to what extent the relevant performance goals have been achieved, in order to calculate the amount of the performance compensation awards earned for the period based on the applicable formula(e).
Other Equity-Based Awards	The Committee may grant other equity-based awards under the Amended Plan, with terms and conditions that are consistent with the Amended Plan.
Dividends and Dividend Equivalents
•The Committee may, in its sole discretion, provide part of an award with dividends, dividend equivalents, or similar payments in respect of awards, with such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividend equivalents will be payable in respect of (i) outstanding stock options or SARs, whether vested or unvested, or (ii) any unvested awards.
•To the extent provided in the applicable award agreement or otherwise, holders of restricted stock units will be credited with dividend equivalent payments in cash (unless the Committee elects to credit such payments in shares of common stock or additional restricted stock units) without interest (unless otherwise determined by the Committee), which will be payable at the same time as the underlying restricted stock units are settled, and in no event prior thereto. There is no right to dividend equivalent payments (or earnings or interest thereon, if applicable) prior to the settlement date.

Transferability	An award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against us or any affiliate (unless such a transfer is specifically required pursuant to a domestic relations order or by an applicable law).
Clawback/Repayment	All awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by our Board or the Committee as in effect from time to time, and (ii) applicable law.
Detrimental Activity	If a participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or both of the following: (i) cancellation of any or all of such participant’s outstanding awards; or (ii) forfeiture by the participant of any gain realized on the vesting or exercise of awards and prompt repayment to the Company of any such gain.
Corporate Events/CIC
The Amended Plan provides that in the event of specified corporate transactions or changes in corporate capitalization, including a CIC, the Committee will make appropriate changes to the terms of the Amended Plan (e.g., the maximum number or kind of shares that may be issued under the Amended Plan and the individual limits) and the outstanding awards.
Except as otherwise provided in an award agreement, in connection with a CIC, the Committee may provide for any one or more of the following: (i) substitution or assumption of, accelerated vesting, exercisability, or lapse of restrictions on, or termination of any awards, or provide for a period of time to exercise outstanding awards following the occurrence of such event; (ii) cancellation and cash out of any one or more outstanding awards in accordance with the terms set forth in the Amended Plan; and (iii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Internal Revenue Code ("Section 409A"), conversion or replacement of any unvested award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the award, which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced award.

50	PROXY STATEMENT	Hilton

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

Tax Withholding	The exercise or payment of awards and the issuance of shares under the Amended Plan are conditioned upon a participant making arrangements for the satisfaction of any liability to withhold federal, state, local, or foreign income or other taxes. The Committee may (but is not obligated to), in its sole discretion, provide that participants satisfy all or any portion of the applicable income or other taxes with respect to an award through delivery of shares by the participant to the Company, or by the Company’s withholding shares otherwise issuable to participant pursuant to such award.
Plan/Award Agreement Amendment/Termination
The Amended Plan may be amended or terminated in whole or in part at any time by the Board; provided, however, that no amendment may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Amended Plan or for changes in GAAP to new accounting standards, (ii) it would materially increase the number of securities which may be issued under the Amended Plan (except for adjustments in connection with certain corporate events), or (iii) it would materially modify the requirements for participation in the Amended Plan; provided further, that any amendment or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
The Committee may also, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, cancellation, or termination would materially and adversely affect the rights of any participant with respect to such award.
However, without stockholder approval, except as otherwise permitted in the Amended Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR, and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted. No such amendment by the Committee may alter the Minimum Vesting Period.
No award may be granted under the Amended Plan after the tenth anniversary of the effective date (as defined therein), but awards granted before such tenth anniversary may extend beyond that date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following general discussion of the federal income tax consequences of awards to be granted under the Amended Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below. The value of any other stock award granted to participants will be taxable as ordinary income to such participant in the year in which such stock is received, and (subject to Section 162(m)), the Company will be entitled to a corresponding tax deduction.
Non-qualified Stock Options: If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash-out or exercise, ordinary income is realized by the participant in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount. Upon disposition, any difference between the participant’s tax basis in the common stock and the amount realized on disposition of the shares is treated as a capital gain or loss.
Incentive Stock Options: If the award granted is an incentive stock option, no income is realized by the participant upon grant or exercise of the option and no compensation deduction is available to the Company at such times. If the common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the common stock, at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the common stock at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any further gain (or loss) that the participant realizes upon the disqualified disposition of the common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the participant held the shares, and such gains will not result in any further tax deduction for the Company.
Stock Appreciation Rights: If the award granted is a SAR, the participant realizes no income at the time a SAR is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and the Company shall be entitled to a deduction of the same amount.
Restricted Stock Units: If the award granted is a restricted stock unit, the participant will not realize any income for federal income tax purposes when restricted stock units are granted because restricted stock units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the restricted stock units vest and are settled, ordinary income is realized by the participant in an amount equal to the fair market value of the shares of common stock and/or any cash received, the Company receives a tax deduction in the same amount. Upon disposition, the participant generally will have a taxable capital gain (or loss). If a participant forfeits his or her restricted stock unit award, no gain or loss is recognized and no deduction is allowed.
Restricted Stock Awards: If the award is granted as shares of restricted stock, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the

Hilton	PROXY STATEMENT	51

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. A Section 83(b) election may not be made without the prior consent of the Company.
Section 162(m) of the Internal Revenue Code: Section 162(m) generally disallows a tax deduction to public companies for annual compensation paid to any covered employee that exceeds $1 million. For this purpose, "covered employees" generally include the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company or any of its subsidiaries for any taxable year, including anyone who was a covered employee in any taxable year beginning after December 31, 2016. The exception for qualified performance-based compensation was eliminated for taxable years beginning after December 31, 2017, so that generally all compensation in excess of $1 million paid to a covered employee is non-deductible, regardless of whether the compensation is performance-based or results from the exercise of stock options or SAR. There is limited relief available for certain arrangements that were in effect as of November 2, 2017, provided that they have not been materially modified since that date. The Committee retains the discretion to design and administer compensation arrangements that are in the best interests of the Company and its stockholders, even if such arrangements are not fully deductible under Section 162(m).
Section 409A of the Internal Revenue Code: Section 409A covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the Amended Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

NEW PLAN BENEFITS
The Company has not approved any equity-based awards that are conditioned upon stockholder approval of the Amended Plan. Equity-based awards under the Amended Plan will be determined by the Committee in its discretion.

STOCK AWARDS PREVIOUSLY GRANTED UNDER THE EXISTING PLAN
The following table sets forth information as of March 20, 2026, on the equity-based awards granted under the Existing Plan since its adoption. The closing price of our common stock on the NYSE on March 20, 2026 (the record date for the 2026 Annual Meeting) was $292.58 per share.

Name And Position	Stock Option Grants (#)	Restricted Stock Unit Grants (Stock-Settled)(1) (#)	Performance-Based RSU Grants(2) (#)	Total (#)
Christopher J. Nassetta, President & Chief Executive Officer	1,084,326	325,136	1,085,983	2,495,445
Jonathan D. Gray, Chairman of the Board of Directors	—	8,439	—	8,439
Charlene T. Begley, Independent Director	—	14,691	—	14,691
Chris Carr, Independent Director	—	7,926	—	7,926
Melanie L. Healey, Independent Director	—	13,923	—	13,923
Raymond E. Mabus, Jr., Independent Director	—	13,717	—	13,717
Marissa A. Mayer, Independent Director	—	930	—	930
Elizabeth A. Smith, Independent Director	—	14,691	—	14,691
Douglas M. Steenland, Lead Independent Director	—	14,691	—	14,691
Christian H. Charnaux, EVP, Chief Development Officer	13,254	14,432	19,294	46,980
Laura A. Fuentes, EVP, Chief Human Resources Officer & Head of HSM	67,061	26,540	74,404	168,005
Kevin J. Jacobs, EVP, Chief Financial Officer	257,327	79,436	267,208	603,971
Christopher W. Silcock, President, Global Brands & Commercial Services	119,454	60,053	130,535	310,042
All Current Executive Officers as a Group	1,556,043	510,931	1,598,762	3,665,736
All Current Non-Executive Officer Directors as a Group	—	89,008	—	89,008
All Team Members, other than Executive Officers, as a Group	2,303,249	5,376,723	2,064,080	9,744,052
(1)Includes DSUs granted to non-employee directors, as well as dividend equivalents.
(2)Reflects PSUs earned for performance periods that have been completed. For outstanding PSUs with uncompleted performance periods, the number of shares has been determined based on the assumption that “maximum” level performance will be achieved.

52	PROXY STATEMENT	Hilton

PROPOSAL NO. 5 — APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN

REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION
If the Amended Plan is approved by stockholders, we expect to file as soon as practicable after the Annual Meeting a Registration Statement on Form S-8 with the SEC to register the increase in the number of shares of common stock that will be issuable under the Amended Plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN.

Hilton	PROXY STATEMENT	53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the 2025 fiscal year, the members of the Committee were Ms. Healey, Ms. McHale, Ms. Mayer, and Mr. Steenland, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During 2025, none of our executive officers served as a director or member of the Committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Committee or our Board.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information about common stock that may be issued under our existing equity compensation plans. The only plan pursuant to which the Company may grant new equity-based awards is the Hilton 2017 Omnibus Incentive Plan, which replaced the Company's 2013 Omnibus Incentive Plan. The number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table below includes shares underlying equity-based awards granted, and that remained outstanding as of December 31, 2025 under the equity compensation plans. Additionally, the number of securities remaining available for future issuance under equity compensation plans also includes securities available for issuance pursuant to the 2019 Employee Stock Purchase Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price Per Share of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	4,671,921(1)	$124.32	11,752,748(2)
(1)Includes shares issuable upon exercise of stock options and 1,998,653 shares that may be issued upon the vesting of certain LTI awards. The number of shares to be issued in respect of performance shares has been calculated based on the assumption that the maximum levels of performance applicable to the performance shares will be achieved. The RSUs and performance shares cannot be exercised for consideration.
(2)Consists of 9,148,084 securities remaining available for issuance under the 2017 Omnibus Incentive Plan and 2,604,664 securities remaining available for issuance pursuant to the 2019 Employee Stock Purchase Plan, including shares subject to purchase during the current purchase period.

54	PROXY STATEMENT	Hilton

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 20, 2026 by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, voting power and investment power in the shares of our common stock beneficially owned by our directors and executive officers is exercisable solely by the named individual.

Name	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholders
The Vanguard Group(1)	25,386,450	11.1
BlackRock, Inc.(2)	19,333,160	8.4
Directors and Named Executive Officers
Christopher J. Nassetta(3)(4)	4,664,062	2.0
Jonathan D. Gray(5)(6)	740,105	*
Charlene T. Begley(6)	14,691	*
Chris Carr(6)	7,943	*
Melanie L. Healey(6)	15,923	*
Raymond E. Mabus, Jr.(6)	14,470	*
Marissa A. Mayer(6)(7)	2,515	*
Elizabeth A. Smith(6)	22,421	*
Douglas M. Steenland(6)	28,416	*
Christian H. Charnaux	3,857	*
Laura A. Fuentes(4)	85,344	*
Kevin J. Jacobs(4)(8)	484,191	*
Christopher W. Silcock(4)	191,151	*
Directors and Executive Officers as a group (14 persons)(9)	6,275,089	2.7
*Represents less than 1%.
(1)According to a prior Schedule 13G/A filed on March 11, 2024, The Vanguard Group has shared voting power over 327,562 shares of our common stock, sole dispositive power over 24,290,177 shares of our common stock and shared dispositive power over 1,096,273 shares of our common stock. According to its most recent Schedule 13G/A filed with the SEC on March 27, 2026, The Vanguard Group reported that it beneficially owns 0.0% as of March 20, 2026 following an internal reorganization pursuant to which The Vanguard Group’s beneficial ownership has been disaggregated. In the March 27, 2026 Schedule 13G/A, The Vanguard Group noted that certain subsidiaries or business divisions of subsidiaries of The Vanguard Group that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)As reported in a Schedule 13G/A filed on January 21, 2026. BlackRock, Inc. has sole voting power over 18,010,106 shares of our common stock and sole dispositive power over 19,333,160 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)Includes 2,714,228 shares of common stock held by a revocable trust, of which Mr. Nassetta is the trustee, and 801,716 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in Harwood Road LLC are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.
(4)Includes shares underlying vested options as follows: Mr. Nassetta: 1,086,833; Ms. Fuentes: 60,986; Mr. Jacobs: 151,050; and Mr. Silcock: 109,425.
(5)Includes 731,666 shares held directly by The Gray Foundation over which Mr. Gray may be deemed to have investment and voting power. Mr. Gray does not have any economic interest in the shares held by The Gray Foundation.
(6)Includes fully vested DSUs and dividend equivalents that settle in accordance with the terms described under "Compensation of Directors": Ms. Begley: 11,940; Mr. Carr: 5,175; Mr. Gray: 8,439; Ms. Healey: 13,923; Mr. Mabus: 10,966; Ms. Mayer: 930; Ms. Smith: 17,504; and Mr. Steenland: 17,504.
(7)Includes 716 shares of common stock held by an irrevocable trust and 869 shares of common stock held by revocable trusts.
(8)Amounts shown for Mr. Jacobs include 32,137 shares of common stock held by grantor retained annuity trusts for which Mr. Jacobs serves as trustee and 35,863 shares of common stock held by a trust for which Mr. Jacobs' wife serves as trustee.
(9)Includes 1,408,294 shares underlying vested options held by our executive officers and 86,381 fully vested DSUs and dividend equivalents held by our directors.

Hilton	PROXY STATEMENT	55

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. Among the factors to be considered are the related person's interest in the transaction, the approximate dollar value of both the transaction and the related person's interest, whether the transaction is in the ordinary course of business of the Company, whether the terms of the transaction are no less favorable than could have been reached with an unrelated third party, and the purpose and potential benefits of the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below complies with our policy on transactions with related persons.
INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers, or Team Members for which indemnification is sought.
QUESTIONS AND ANSWERS
Why am I being provided with these materials?
We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.
What am I voting on?
There are five proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this proxy statement.
•Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.
•Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
•Proposal No. 4: Advisory vote on the frequency of future stockholder votes on named executive officer compensation.
•Proposal No. 5: Approval of the Hilton Amended and Restated 2017 Omnibus Incentive Plan described in and attached to this proxy statement.
Who is entitled to vote?
Stockholders as of the close of business on March 20, 2026 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 228,795,935 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank, or nominee how to vote their shares.
What constitutes a quorum?
The holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the

56	PROXY STATEMENT	Hilton

QUESTIONS AND ANSWERS
Annual Meeting are counted for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (ii) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3, 4, and 5 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
How many votes are required to approve each proposal?
Approval of Proposal Nos. 1, 2, 3, and 5 requires the affirmative vote of a majority of the votes cast. With respect to Proposal No. 4, the frequency of future say-on-pay votes, we will consider the alternative receiving the greatest number of votes – one year, two years, or three years – to be the frequency that stockholders approve. While the votes on executive compensation (Proposal No. 3) and frequency of future say-on-pay votes (Proposal No. 4) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions.There is no cumulative voting in director elections.
Our Corporate Governance Guidelines set forth our procedures if a director nominee is nominated in an uncontested election but receives a majority of “against” votes. In an uncontested election, any nominee for director who receives a greater number of votes “against” their election than votes “for” such election is required to tender their resignation following certification of the stockholder vote. The Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after certification of the election results.
How are votes counted?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

	Vote Required	Voting Options(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote
Proposal 1: Election of the director nominees listed in this proxy statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST"(2)	“FOR” “AGAINST” “ABSTAIN”	No(3)	None
Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	Yes(4)	None
Proposal 3: Non-binding vote to approve executive compensation	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(3)	None
Proposal 4: Advisory vote on frequency of future shareholder votes on executive compensation	The frequency receiving the greatest number of votes	"ONE YEAR", "TWO YEARS", "THREE YEARS" or "ABSTAIN"	No(3)	None
Proposal 5: Approval of the Amended and Restated Hilton 2017 Omnibus Incentive Plan described in and attached to this proxy statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(3)	None
(1)If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
(2)In an uncontested election of directors at which a quorum is present, any nominee who receives a greater number of votes cast “FOR” their election than votes cast “AGAINST” their election will be elected to the Board of Directors. An incumbent nominee who does not receive a majority of votes cast is expected to tender their resignation. The Governance Committee would then consider and recommend to the Board whether to accept or reject the resignation.
(3)Broker non-votes with respect to this proposal are not counted as votes cast and will, therefore, not affect the outcome of this proposal.
(4)As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•"FOR" each of the director nominees to the Board set forth in this proxy statement.
•"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.

Hilton	PROXY STATEMENT	57

QUESTIONS AND ANSWERS
•"FOR" the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.
•"ONE YEAR" for the frequency of stockholder vote on executive compensation
•"FOR" the approval of the Hilton Amended and Restated 2017 Omnibus Incentive Plan set forth in this proxy statement.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.
•By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.
•By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 13, 2026, for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record must be received no later than May 13, 2026.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank, or other nominee) giving you the right to vote the shares.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
When and where will the meeting be held?
Our Annual Meeting will be held on Wednesday, May 14, 2026, at 9:00 a.m., Eastern time, at Conrad Washington, DC, 950 New York Ave NW, Washington, DC 20001. To obtain directions to the meeting, please contact Investor Relations at 703-883-5476 or ir@hilton.com.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to our Secretary, provided such statement is received no later than May 13, 2026;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 13, 2026;
•submitting a properly signed proxy card with a later date that is received no later than May 13, 2026; or
•attending the Annual Meeting, revoking your proxy and voting in person.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.
Do I need a ticket to be admitted to the Annual Meeting?
You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

58	PROXY STATEMENT	Hilton

QUESTIONS AND ANSWERS
Do I also need to present identification to be admitted to the Annual Meeting?
Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
Could other matters be decided at the Annual Meeting?
As of the date this proxy statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Can I receive future proxy materials via electronic delivery?
Yes, if you would like to support sustainable practices and reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions at www.proxyvote.com to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may withdraw this consent at any time and resume receiving proxy materials in printed form.
STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2027 PROXY STATEMENT (OTHER THAN DIRECTOR NOMINATIONS)
To be eligible for inclusion in the proxy statement for our 2027 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 3, 2026. The proposal should be mailed by certified mail return receipt requested to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
STOCKHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2027 PROXY STATEMENT
Written notice of stockholder nominations to our Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article I, Section 12 of our by-laws must be delivered to our Secretary no earlier than 150 nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2027 Annual Meeting and included in our proxy statement must deliver a written notice (containing the information specified in our by-laws) to our Secretary on or after December 15, 2026, but not later than January 14, 2027. In the event that the date of the Annual Meeting of Stockholders to be held in 2027 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 150 days prior to the Annual Meeting of Stockholders to be held in 2027 and not later than the 120th day prior to such Annual Meeting of Stockholders to be held in 2027 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made.
STOCKHOLDER DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2027 ANNUAL MEETING NOT INCLUDED IN 2027 PROXY STATEMENT
To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2027 that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2027 Annual Meeting, such a proposal must be received on or after January 14, 2027, but not later than February 13, 2027. In the event that the date of the Annual Meeting of Stockholders to be held in 2027 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2027 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2027 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice

Hilton	PROXY STATEMENT	59

requirements of our by-laws also must comply with the additional requirements of Rule 14a-19, including delivery of a written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act no later than March 15, 2027. If the date of the 2027 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the tenth calendar day following public announcement by the Company of the date of the 2027 Annual Meeting. The proxy solicited by the Board for the 2027 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.
FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements include, but are not limited to, statements made in the section of this proxy statement entitled “Executive Compensation.” In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” "forecasts," “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the hospitality industry, macroeconomic factors beyond Hilton's control, such as inflation, changes in interest rates, challenges due to labor shortages or disputes and supply chain disruptions, the loss of key senior management personnel, competition for hotel guests and management and franchise contracts, risks related to doing business with third-party hotel owners, performance of Hilton's information technology systems, growth of reservation channels outside of Hilton's system, risks associated with geopolitical conflicts, uncertainty resulting from U.S. and global political trends, tariffs and other policies, including potential barriers to travel, trade and immigration and other geopolitical events, and Hilton's indebtedness. Additional factors that could cause Hilton’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 11, 2026, as such factors may be updated from time to time in Hilton’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this proxy statement and in Hilton’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this proxy statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, or at (703) 883-1000.
DELINQUENT SECTION 16(a) REPORTS
The Company believes, based on our records and review of filings with the SEC, that during 2025, our directors and executive officers filed all reports under Section 16(a) of the Securities Exchange Act of 1934 on a timely basis, except that a Form 4 for Mr. Mabus was filed late due to one transaction through a managed account to acquire shares without Mr. Mabus's knowledge or instruction.

60	PROXY STATEMENT	Hilton

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,

Caroline D. Krass
Executive Vice President, General Counsel and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K. To access these filings, go to our website (ir.hilton.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Office of the Corporate Secretary
Hilton Worldwide Holdings Inc.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102
INCORPORATION BY REFERENCE
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the section entitled "Compensation Committee Report" and those portions of the information included under the section entitled "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" nor be "filed" with the SEC or, in addition to the information included under the section entitled "Pay Versus Performance", be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference. Web links throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Hilton	PROXY STATEMENT	61

ANNEX A –
NON-GAAP MEASURES
This proxy statement refers to certain financial measures that are not recognized under GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, and diluted earnings per share ("EPS"), adjusted for special items, referred to herein as adjusted diluted EPS. Reconciliations of: (i) net income to Adjusted EBITDA, (ii) total revenues to total revenues, adjusted, and net income margin and Adjusted EBITDA margin, and (iii) net income attributable to Hilton stockholders and diluted EPS to net income, adjusted for special items, and diluted EPS, adjusted for special items, respectively, appear on the following pages.
ADJUSTED EBITDA, NET INCOME (LOSS) MARGIN, AND ADJUSTED EBITDA MARGIN
Adjusted EBITDA is calculated as net income (loss), excluding interest expense, a provision for income tax benefit (expense) and depreciation and amortization expenses, as well as gains, losses, revenues and expenses earned or incurred in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures, and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation, and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) cost reimbursement revenues and reimbursed expenses; and (x) other items.
Net income (loss) margin represents net income (loss) as a percentage of total revenues. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues, adjusted to exclude the amortization of contract acquisition costs and cost reimbursement revenues.
We believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) this measure is used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) this measure is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. Additionally, this measure excludes certain items that can vary widely across different industries and among competitors within our industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore, could vary significantly across companies. Depreciation and amortization expenses, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are assigned to those depreciating or amortizing assets for accounting purposes. We also exclude items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of capital expenditures for property and equipment, where depreciation of such capitalized assets is reported within depreciation and amortization expenses; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; and (iii) other items that are not reflective of our operating performance, such as amounts related to debt restructurings and debt retirements and reorganization and related severance costs, to enhance period-over-period comparisons of our ongoing operations. Further, Adjusted EBITDA excludes both cost reimbursement revenues and reimbursed expenses as we contractually do not operate the related programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures. The direct reimbursements from property owners are billable and reimbursable as the costs are incurred and have no net effect on net income (loss) in the reporting period. The indirect reimbursements from property owners are typically billed and collected monthly, based on the underlying hotel's sales or usage (e.g., gross room revenue or number of reservations processed), while the associated costs are recognized as incurred by Hilton, creating timing differences, with the net effect impacting net income (loss) in the reporting period. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our property owners. However, over the life of the operation of these programs, the expenses incurred related to the indirect reimbursements are designed to equal the revenues earned from the indirect reimbursements over time such that, in the long term, the programs will not earn a profit or generate a loss and do not impact our economics, either positively or negatively. Therefore, the net effect of our reimbursed revenues and expenses is not used by management to evaluate our operating performance, determine executive compensation or make other operating decisions, and we exclude their impact when evaluating period over period performance results.
Adjusted EBITDA and Adjusted EBITDA margin are not a recognized term under GAAP and should not be considered as an alternative, either in isolation or as a substitute, for net income (loss), net income (loss) margin, or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. Further, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, may not be comparable to similarly titled measures of other companies and should not be considered as other methods of analyzing our results as reported under GAAP.
NET INCOME (LOSS), ADJUSTED FOR SPECIAL ITEMS, AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
Net income (loss), adjusted for special items is calculated as net income (loss) attributable to Hilton stockholders, as reported, plus total special items after taxes. Net income (loss), adjusted for special items, and diluted earnings (loss) per share ("EPS"), adjusted for special items, are not recognized terms under GAAP and should not be considered as alternatives to net income (loss), diluted EPS or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, our definition of net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, may not be comparable to similarly titled measures of other companies.
Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of our ongoing operations.

A-1	PROXY STATEMENT	Hilton

ANNEX A – NON-GAAP MEASURES
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
The table below provides a reconciliation of net income to Adjusted EBITDA:

Year Ended December 31, 2025
(unaudited, in millions)
Net income	$1,461
Interest expense	$620
Income tax expense	$611
Depreciation and amortization expenses	$177
Loss on foreign currency transactions	$11
FF&E replacement reserves	$73
Share-based compensation expense	$170
Amortization of contract acquisition costs	$57
Cost reimbursement revenues(1)	($7,085)
Reimbursed expenses(1)	$7,550
Other adjustment items(2)	$80
Adjusted EBITDA	$3,725
(1)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.
(2)Amount includes expected future credit losses on financing receivables, restructuring costs related to certain leased hotels, losses for the full or partial settlement of certain pension plans, severance and other items, including non-cash charges, such as net losses (gains) related to certain of our investments in unconsolidated affiliates.
ADJUSTED EBITDA MARGIN
The table below provides a reconciliation of Adjusted EBITDA margin:

Year Ended December 31, 2025
(unaudited, dollars in millions)
Total revenues, as reported	$12,039
Add: amortization of contract acquisition costs	$57
Less: cost reimbursement revenues(3)	($7,085)
Total revenues, as adjusted	$5,011

Net income	$1,461
Net income margin	12.1%

Adjusted EBITDA	$3,725
Adjusted EBITDA margin	74.4%
(3)Amounts include revenues from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.

Hilton	PROXY STATEMENT	A-2

ANNEX A – NON-GAAP MEASURES
NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
The table below provides a reconciliation of net income attributable to Hilton stockholders and diluted EPS, as reported, to net income and diluted EPS, adjusted for special items:

Year Ended December 31, 2025
(unaudited and in millions, except per share data)
Net income attributable to Hilton stockholders, as reported	$1,457
Diluted EPS(1), as reported	$6.12
Special items:
Cost reimbursement revenues(2)	($7,085)
Reimbursed expenses(2)	$7,550
FF&E replacement reserves	$73
Tax-related adjustments(3)	$4
Other adjustments(4)	$80
Total special items before taxes	$622
Income tax expense on special items	($149)
Total special items after taxes	$473

Net income, adjusted for special items	$1,930
Diluted EPS(1), adjusted for special items	$8.11
(1)Calculated using 238 million weighted average shares outstanding for the year ended December 31, 2025.
(2)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have contractual rights to adjust future collections to recover prior period expenditures.
(3)Amount includes income tax expenses related to the enactment of new tax laws and certain changes in unrecognized tax benefits.
(4)Amount includes expected future credit losses on financing receivables, which were recognized in other non-operating income (loss), net, restructuring costs related to certain leased hotels which were recognized in ownership expenses, losses for the full or partial settlement of certain pension plans which were recognized in other non-operating income (loss), net, severance, and other items, including non-cash charges, such as net losses (gains) related to certain of our investments in unconsolidated affiliates which were recognized in other non-operating income (loss), net, as well as the amortization expense related to finite-lived intangible assets that were recorded at fair value in 2007 when the Company became a wholly owned subsidiary of affiliates of Blackstone Inc., which was recognized in depreciation and amortization expenses.

A-3	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(as amended through May [__], 2026)

1.Purpose. The purpose of the Hilton Amended and Restated 2017 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants, advisors and other individual service providers of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.Definitions. Capitalized terms not otherwise defined in this Plan shall have the meaning set forth on Schedule A attached hereto.
3.Effective Date; Duration. The Plan (prior to the amendment and restatement thereof) initially became effective on May 24, 2017. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Restatement Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.Administration.
(a)The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award subject to the Minimum Vesting Condition (as applicable); (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) accelerate the vesting of any Awards in the event of a Termination; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (x) adopt Sub-Plans; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons (i) who are Non-Employee Directors or (ii) who are subject to Section 16 of the Exchange Act.
(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which

Hilton	PROXY STATEMENT	B-1

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.Grant of Awards; Shares Subject to the Plan; Limitations.
(a)The Committee may, from time to time, grant Awards to one or more Eligible Persons.
(b)Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, no more than 15,846,000 shares of Common Stock plus the number of shares of Common Stock underlying any award granted under the Prior Plan that expires, terminates or is canceled or forfeited for any reason whatsoever under the terms of the Prior Plan (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 13 of the Plan, no more than 15,846,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous fiscal year).
(c)Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited or terminated, the unissued shares will again be available for grant under the Plan. Shares of Common Stock withheld for taxes relating to an Award (excluding Options and SARs) shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan. Shares of Common Stock withheld or surrendered in payment of the Exercise Price of an Option or for taxes relating to an Option shall be deemed issued for purposes of the Plan and shall not again be available for Awards hereunder. Upon the exercise of any SAR, the gross number of shares of Common Stock subject to the exercised portion of the SAR (including any shares of Common Stock (i) actually issued upon exercise, (ii) corresponding to the value of the Strike Price or (iii) withheld or surrendered for related taxes), shall be deemed issued for purposes of the Plan and shall not again be available for Awards hereunder.
(d)Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing. Notwithstanding anything in the Plan to the contrary, no shares of Common Stock purchased by the Company (whether on the open market, by private purchase or otherwise) using proceeds received by the Company from the exercise of an Option or a SAR shall become available for the issuance of Awards hereunder.
(e)To the extent an Award expressly provides for settlement solely in cash, with no discretion to settle in shares of Common Stock, such Award shall not count against the Absolute Share Limit.
(f)Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit and shall not be subject to the Minimum Vesting Condition to the extent such Substitute Awards preserve their applicable vesting terms; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.Eligibility. Participation in the Plan shall be limited to Eligible Persons.

B-2	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
7.Options.
(a)General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c)Vesting and Expiration. Subject to the Minimum Vesting Condition, Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.
(d)Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company or to the Company’s stock plan administrator (or telephonic instructions to the extent provided by the Committee or its designee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash, unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee.
(e)Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
(f)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the U.S. Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the U.S. Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

Hilton	PROXY STATEMENT	B-3

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
8.Stock Appreciation Rights.
(a)General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.
(c)Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. Subject to the Minimum Vesting Condition, a SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.
(d)Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash, unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee.
9.Restricted Stock and Restricted Stock Units.
(a)General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 15(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that no dividends shall be payable on any shares of Restricted Stock with respect to which the applicable restrictions have not lapsed, and any such dividends shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)Vesting. Subject to the Minimum Vesting Condition, Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.
(d)Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or, if the Company has permitted the Participant to designate a beneficiary and subject to applicable law, to the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation)

B-4	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular vested share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends (without interest), upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.
(ii)Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or, if the Company has permitted the Participant to designate a beneficiary and subject to applicable law, to the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award Agreement or otherwise, upon the payment by the Company of dividends on shares of Common Stock, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments in cash (unless, the Committee, in its sole discretion, elects to credit such payments in shares of Common Stock or additional Restricted Stock Units having a Fair Market Value equal to the amount of such dividend), which amount shall be payable (without interest) at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and in no event shall such dividend equivalents be payable on any date prior thereto, including if such Restricted Stock Units are forfeited. The Participant shall have no right to such dividend equivalent payments prior to such settlement date.
(e)Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN HILTON WORLDWIDE HOLDINGS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF HILTON WORLDWIDE HOLDINGS INC.
10.Other Equity-Based Awards. Subject to the Minimum Vesting Condition, the Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement, including, without limitation, those set forth in Section 15(a) of the Plan.
11.Cash-Based Performance Awards. All Cash-Based Performance Awards shall be designated Performance Compensation Awards, and shall be subject to the terms and conditions of Section 12 hereof. Each Cash-Based Performance Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
12.Performance Compensation Awards.
(a)General. Performance Compensation Awards (including, without limitation, Cash-Based Performance Awards) may be settled in cash, shares of Common Stock, Restricted Stock and/or Restricted Stock Units.
(b)Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula(e).
(c)Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and shall include, but not be limited to, the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow and/or growth measures (including, but not limited to, gross or adjusted cash flow, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after interest, taxes, depreciation and/or amortization (including EBIT, EBITDA and adjusted EBITDA); (ix) gross or net operating

Hilton	PROXY STATEMENT	B-5

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) inventory control; (xviii) enterprise value; (xix) sales; (xx) stockholder return; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) timely completion of new product rollouts; (xxiv) timely opening of new facilities; (xxv) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxvi) system-wide revenues; (xxvii) franchise and/or royalty income; (xxviii) comparisons of continuing operations to other operations; (xxix) market share; (xxx) cost of capital, debt leverage year-end cash position or book value; (xxxi) strategic objectives, development of new product lines and related revenue, sales and margin targets; (xxxii) franchisee growth and retention, co-branding or international operations; (xxxiii) management fee or licensing fee growth; (xxxiv) capital expenditures; (xxxv) guest satisfaction; (xxxvi) RevPAR (revenue per available room); or (xxxvii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(d)Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. Unless otherwise determined by the Committee at the time a Performance Compensation Award is granted, the Committee may at any time thereafter specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (vii) foreign exchange gains and losses or fluctuation in currency exchange rates; (viii) discontinued operations and nonrecurring charges; (ix) a change in the Company’s fiscal year; (x) accruals for payments to be made in respect of the Plan or other specified compensation arrangements; and (xi) any other event described in Section 13.
(e)Payment of Performance Compensation Awards.
(i)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)Limitation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (A) the Performance Goals for such period are achieved, and (B) all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.
(iii)Performance Determination. Following the completion of a Performance Period, the Committee shall review and determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and determine that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.
(iv)Use of Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of such Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion. The Committee shall also have the discretion to grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained.
(f)Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the determinations required by this Section 12. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable all or part in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee; or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d)(ii) of the Plan).

B-6	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
13.Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:
(a)General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, including, without limitation, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
(b)Change in Control. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)substitution or assumption of Awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, Awards, or, with respect to awards subject to exercise, establishment of a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event);
(ii)cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or, subject to any limitations may be necessary to comply with Section 409A of the Code, equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof; and
(iii)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, conversion or replacement of any Award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the Award (as determined consistent with clause (ii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced Award.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).
(c)Other Requirements. Prior to any payment or adjustment contemplated under this Section 13, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)Fractional Shares. Any adjustment provided under this Section 13 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 13 shall be conclusive and binding for all purposes.

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ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
14.Amendments and Termination.
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 13 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 14(b) of the Plan without stockholder approval.
(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 13, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that in no event shall any such amendment alter the Minimum Vesting Condition.
(c)No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
15.General.
(a)Award Agreements. Each Award (other than a Cash-Based Performance Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of any member of the Company Group.
(b)Nontransferability. Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property (in each case, without interest), on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options or SARs; or (ii) unvested Awards (although dividends, dividend equivalents or other similar payments may be accumulated in respect of such unvested Awards and paid within fifteen (15) days after such Awards are earned and vested and become payable or distributable, and any such accumulated amounts shall be forfeited to the extent the underlying Award does not vest).
(d)Tax Withholding.
(i)A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, in an Award Agreement or otherwise, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

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ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(ii)Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, in an Award Agreement or otherwise, permit or require, a Participant to satisfy, all or any portion of the income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment under GAAP having an aggregate fair market value equal to such statutorily required withholding liability (or portion thereof); (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate fair market value equal to an amount, subject to clause (iii) below, not in excess of such statutorily required withholding liability (or portion thereof); or (C) any other method of withholding that may be authorized by the Committee or provided for in an Award Agreement.
(iii)The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion, in an Award Agreement or otherwise, to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate fair market value that is greater than the applicable required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(g)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee and by filing such notice with the Company's stock plan administrator in the manner prescribed by such administrator. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.
(h)Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to such Person.

Hilton	PROXY STATEMENT	B-9

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(j)Government and Other Regulations.
(i)The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the U.S. Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the U.S. Federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable U.S. Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.
(k)No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the U.S. Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of

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ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(o)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(p)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(q)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r)Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t)Section 409A of the Code.
(i)Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.
(ii)Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(u)Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

Hilton	PROXY STATEMENT	B-11

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(v)Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:
(i)cancellation of any or all of such Participant’s outstanding Awards; or
(ii)forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain promptly to the Company.
(w)Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(x)Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
Schedule A
Definitions
The following definitions shall be applicable throughout the Plan.
(a)“Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b)“Adjustment Event” has the meaning given to such term in Section 13(a) of the Plan.
(c)“Award” means, individually or collectively, any Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, Cash-Based Performance Award or Incentive Stock Option granted under the Plan.
(d)“Award Agreement” means the document or documents by which each Award (other than a Cash-Based Performance Award) is evidenced, which may be in written or electronic form.
(e)“Board” means the Board of Directors of the Company.
(f)“Cash-Based Performance Award” means an Award denominated in cash that is granted under Section 11 of the Plan.
(g)“Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, a good faith determination of the Committee or its designee that (i) there is “cause” to terminate a Participant’s employment or service, as defined in and in accordance with any employment or consulting agreement between the Participant and any member of the Company Group in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), any of the following has occurred with respect to a Participant: (A) such Participant has failed to reasonably perform his or her duties to the Service Recipient, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, in a manner that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group, following notice by a member of the Company Group of such failure, (B) such Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to any member of the Company Group, (C) such Participant has been convicted of, or pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) the willful misconduct or gross neglect of such Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to any member of the Company Group, (E) the willful violation by such Participant of the written policies of the Service Recipient or any applicable written policies of any member of the Company Group; or (F) such Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company Group (other than good faith expense account disputes).
(h)“Change in Control” means:
(i)the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (clauses (A) and (B), the “Outstanding Company

B-12	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any other member of the Company Group; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any other member of the Company Group; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to April 10, 2017, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii)the sale, transfer or other disposition of all or substantially all of the business or assets of the Company Group (taken as a whole); or
(iv)the consummation of a reorganization, recapitalization, merger, consolidation, or other similar transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination, 50% or more of the total voting power of the entity resulting from such Business Combination (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of such resulting entity) is held by the holders of the Outstanding Company Voting Securities immediately prior to such Business Combination.
(i)“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(j)“Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(k)“Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(l)“Company” means Hilton Worldwide Holdings Inc., a Delaware corporation, and any successor thereto.
(m)“Company Group” means, collectively, the Company and its Subsidiaries.
(n)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(o)“Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(p)“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a material breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group.
(q)“Disability” means, unless in the case of a particular Award the applicable Award Agreement states otherwise, a member of the Company Group having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and a member of the Company Group or, in the absence of such an employment, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of a member of the Company Group, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.
(r)“Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant, advisor or other individual service provider to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of

Hilton	PROXY STATEMENT	B-13

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(s)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(t)“Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(u)“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.
(v)“GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(w)“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(x)“Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(y)“Minimum Vesting Condition” means, with respect to any Award settled in shares of Common Stock, that vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant, other than (i) in connection with a Change in Control, (ii) as a result of a Participant’s death or Disability, (iii) for Awards granted to Non-Employee Directors, which may vest on the earlier of the one-year anniversary of the Date of Grant and the Company’s next annual meeting of shareholders, provided that such vesting will occur no sooner than 50 weeks after the Date of Grant or (iv) as a result of a Participant’s retirement or involuntary or constructive termination without Cause; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Absolute Share Limit (subject to Section 13 of the Plan) may be granted to any one or more Eligible Persons without respect to such Minimum Vesting Condition.
(z)“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Cash-Based Performance Award.
(aa)“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(ab)“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(ac)“Option” means an Award granted under Section 7 of the Plan.
(ad)“Option Period” has the meaning given to such term in Section 7(c) of the Plan.
(ae)“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock.
(af)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(ag)“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 or Section 12 of the Plan.
(ah)“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.
(ai)“Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

B-14	PROXY STATEMENT	Hilton

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(aj)“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(ak)“Performance Period” means the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(al)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(am)“Plan” means this Hilton Amended and Restated 2017 Omnibus Incentive Plan, as amended from time to time.
(an)“Prior Plan” means the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan, as it may be amended and restated from time to time.
(ao)“Qualifying Director” means a person who is with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(ap)“Restatement Effective Date” means May 14, 2026.
(aq)“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(ar)“Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(as)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(at)“SAR Period” has the meaning given to such term in Section 8(c) of the Plan.
(au)“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(av)“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(aw)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ax)“Strike Price” has the meaning given to such term in Section 8(b) of the Plan.
(ay)“Subsidiary” means, with respect to any specified Person:
(i)any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(az)“Substitute Award” has the meaning given to such term in Section 5(f) of the Plan.
(ba)“Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

Hilton	PROXY STATEMENT	B-15

ANNEX B – HILTON AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
(bb)“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

B-16	PROXY STATEMENT	Hilton

7930 Jones Branch Drive
McLean, Virginia 22102
ir.hilton.com

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE SUITE 1100 MCLEAN, VA 22102
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 13, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V89235-P45436 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.

The Board of Directors recommends you vote FOR the election of the following nine director nominees:

1.Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
Nominees:				2.Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026.
1a.Christopher J. Nassetta
1b.Jonathan D. Gray				3.Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
1c.Charlene T. Begley
1d.Chris Carr				The Board of Directors recommends you vote for 1 YEAR on the following proposal.	1 Year	2 Years	3 Years	Abstain
1e.Melanie L. Healey
1f.Raymond E. Mabus, Jr.				4.Advisory vote on the frequency of future stockholder votes on named executive compensation.
1g.Marissa A. Mayer
1h.Elizabeth A. Smith				The Board of Directors recommends you vote FOR proposal 5.		For	Against	Abstain
1i.Douglas M. Steenland
5.Approval of the Hilton Amended and Restated 2017 Omnibus Incentive Plan.

Please indicate if you plan to attend this meeting.
	Yes	No		NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2026: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V89236-P45436

HILTON WORLDWIDE HOLDINGS INC. Annual Meeting of Stockholders May 14, 2026 9:00 A.M. Eastern Daylight Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs, and Caroline D. Krass, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 14, 2026, at the Conrad Washington, DC, 950 New York Avenue, NW, Washington, DC 20001, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NINE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, "1 YEAR" UNDER PROPOSAL 4, FOR PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side